Exhibit 10.1
Execution Version
CONTRIBUTION AGREEMENT
BY AND AMONG
EL PASO CORPORATION
EL PASO ELBA EXPRESS COMPANY, L.L.C.
EL PASO SNG HOLDING COMPANY, L.L.C.
EPPP SNG GP HOLDINGS, L.L.C.
SOUTHERN LNG COMPANY, L.L.C.
SOUTHERN NATURAL GAS COMPANY
EL PASO PIPELINE PARTNERS, L.P.
AND
EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
November 12, 2010

i

ii

Page
10.7 Binding Effect and Assignment	43
10.8 Severability	43
10.9 Interpretation	43
10.10 Headings and Disclosure Schedules	43
10.11 Multiple Counterparts	44
10.12 Action by Partnership Parties	44
10.13 Limitation on Recourse	44
Disclosure Schedules

Exhibit A	Form of Contribution, Conveyance and Assumption Agreement

Exhibit B	Form of Certificate of Non-Foreign Status

Exhibit C	Form of Promissory Note

Exhibit D	Form of Cancellation Agreement

Exhibit E	Form of Intercompany Demand Note

iii

CONTRIBUTION AGREEMENT
This Contribution Agreement (the “Agreement”) is made and entered into as of November 12, 2010, by and among El Paso Corporation, a Delaware corporation (“El Paso”), El Paso Elba Express Company, L.L.C., a Delaware limited liability company (“Elba Express”), El Paso SNG Holding Company, L.L.C., a Delaware limited liability company and direct wholly-owned subsidiary of El Paso (“EP SNG”), Southern LNG Company, L.L.C., a Delaware limited liability company (“SLNG”), Southern Natural Gas Company, a Delaware general partnership (“SNG”), El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company and direct wholly-owned subsidiary of the Partnership (the “Operating Company”) and EPPP SNG GP Holdings, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of the Partnership (“EPPP SNG”). El Paso and EP SNG are referred to herein as the “Contributing Parties,” the Partnership, the Operating Company and EPPP SNG are referred to herein collectively as the “Partnership Parties” and the Contributing Parties, Partnership Parties, Elba Express, SLNG and SNG are referred to herein collectively as the “Parties.”
R E C I T A L S:
WHEREAS, El Paso and the Operating Company own, respectively, a 49% and 51% membership interest in each of Elba Express and SLNG; and
WHEREAS, EP SNG owns a 55% general partner interest in SNG and EPPP SNG owns a 45% general partner interest in SNG; and
WHEREAS, pursuant to the Contribution Agreement (defined below), the Contributing Parties desire to contribute, transfer and convey to the Partnership Parties a 49% membership interest in Elba Express (the “Elba Express Subject Interest”), a 49% membership interest in SLNG (the “SLNG Subject Interest”) and a 15% general partner interest in SNG (the “SNG Subject Interest” and, together with the Elba Express Subject Interest and the SLNG Subject Interest, the “Subject Interest”) in exchange for total consideration of $1,133 million (as may be adjusted pursuant to this Agreement, the “Consideration”), which shall be paid in the form of the cash amount and/or promissory note(s) specified in Section 2.2; and
WHEREAS, after giving effect to the completion of the contribution of the Subject Interest referred to above pursuant to the terms of this Agreement and the Contribution Agreement, (i) the Operating Company will own a 100% membership interest in each of Elba Express and SLNG, EP SNG will own a 40% partnership interest in SNG, and EPPP SNG will own a 60% partnership interest in SNG;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
1.1	Definitions.
The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“Additional Distribution Amount” means 49% of any cash distributions made by Elba Express or SLNG, and 15% of any cash distributions made by SNG, attributable to its operations on or after the Effective Time and distributed on or after the Effective Time and prior to Closing. For the avoidance of doubt, (i) distributions attributable to the third quarter of 2010 and made on October 29, 2010 will not be given effect in the calculation of any Additional Distribution Amount and (ii) in the event that Closing occurs on a distribution date (but after the Closing) and El Paso receives either (x) 49% of any distribution made by Elba Express or SLNG or (y) 55% of any distribution made by SNG, such distributions will be given effect in the calculation of any Additional Distribution Amount.
“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person.
“Agreement” has the meaning assigned to such term in the preamble.
“Ancillary Documents” means the Contributing Party Ancillary Documents and the Partnership Ancillary Documents.
“Applicable Law” has the meaning assigned to such term in Section 3.3.
“Associated Employees” has the meaning assigned to such term in Section 3.18.
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by law to close.
“Cancellation Agreement” means the cancellation agreement in substantially the form attached as Exhibit D hereto.
“Capital Contribution Adjustment Amount” means, for each of Elba Express, SLNG and SNG, an amount equal to 49%, 49% and 15%, respectively, of the sum of all Capital Contributions (as such term is defined in the respective Existing Elba Express LLC Agreement, Existing SLNG LLC Agreement and Existing SNG Agreement, as applicable) made pursuant to Capital Calls (as such term is defined in the respective Existing Elba Express LLC Agreement, Existing SLNG LLC Agreement and Existing SNG Agreement, as applicable) on or after the Effective Time and prior to the Closing Date; provided however that the Capital Contributions on October 29, 2010 with respect to operations for the third quarter of 2010 are not to be given effect in the calculation of any Capital Contribution Adjustment Amount.

“Cash Pooling Arrangement” means the cash pooling arrangement among El Paso and its Affiliates, pursuant to which El Paso and its Affiliates receive substantially all cash due to (and make substantially all payments for) certain of its Affiliates, including SNG, which amounts are reflected as intercompany receivables or payables or as capital contributions and distributions in accordance with GAAP.
“Ceiling Amount” has the meaning assigned to such term in Section 9.10.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Closing” has the meaning assigned to such term in Section 2.1.
“Closing Date” has the meaning assigned to such term in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.
“Common Units” means the common units representing limited partner interests in the Partnership.
“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.
“Consideration” has the meaning assigned to such term in the Recitals.
“Contributing Indemnified Parties” has the meaning assigned to such term in Section 9.2.
“Contributing Parties” has the meaning assigned to such term in the preamble.
“Contributing Parties Aggregated Group” has the meaning assigned to such term in Section 3.18(e).
“Contributing Parties Ancillary Documents” means each agreement, document or certificate to be delivered by the Contributing Parties at Closing pursuant to Section 2.3(b), including the Contribution Agreement.
“Contributing Parties Closing Certificate” has the meaning assigned to such term in Section 6.1.
“Contribution Agreement” has the meaning assigned to such term in Section 2.1.
“Control” and its derivatives, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.
“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages,

and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.
“Debt Amount” means, with respect to the relevant Person, determined in accordance with GAAP, the sum of such Person’s liabilities for indebtedness for borrowed money, capital leases and other transactions reflected on a balance sheet prepared in accordance with GAAP as financing transactions, in each case whether classified as a current or a non-current liability; provided, however, that the term “Debt Amount” shall not include any amounts related to any Cash Pooling Arrangement.
“Debt Offering Memorandum” means the debt offering memorandum of the Partnership substantially in the form contained in the draft of the preliminary prospectus supplement dated November 9, 2010.
“Deductible Amount” has the meaning assigned to such term in Section 9.10.
“Disclosure Schedules” means the disclosure schedules to this Agreement.
“Effective Time” means 12:01 a.m., Houston, Texas time, on October 1, 2010.
“Elba Express” has the meaning assigned to such term in the preamble.
“Elba Express Entities” means (i) Elba Express and (ii) Elba Express Company, L.L.C.
“Elba Express Subject Interest” has the meaning assigned to such term in the Recitals.
“El Paso” has the meaning assigned to such term in the preamble.
“Environmental Laws” means any federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment, including the following laws, as amended as of the Effective Time and interpreted by the highest court of competent jurisdiction through the Effective Time: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises. The term “Environmental Laws” does not include operating practices or standards that may be employed or adopted by other industry participants or recommended by a Governmental Authority that are not required by such federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees.

“Environmental Permits” has the meaning assigned to such term in Section 3.11.
“EP SNG” has the meaning assigned to such term in the preamble.
“EPPP SNG” has the meaning assigned to such term in the preamble.
“ERISA” has the meaning ascribed to such term in Section 3.18(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Elba Express LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated March 30, 2010, of Elba Express.
“Existing SLNG LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated March 30, 2010, of SLNG.
“Existing SNG Partnership Agreement” means the General Partnership Agreement, dated November 1, 2007, of SNG, as amended by that certain First Amendment to General Partnership Agreement, dated September 30, 2008, of SNG, by that certain Second Amendment to the General Partnership Agreement, dated June 23, 2010, and by that Third Amendment to the General Partnership Agreement, dated June 30, 2010, of SNG.
“FERC” means the Federal Energy Regulatory Commission.
“Financial Statements” has the meaning assigned to such term in Section 3.5.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” means the general partner of the Partnership, which as of the Effective Time and the date of this Agreement is El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of El Paso.
“Governmental Authority” means any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.
“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified or regulated or subject to liability in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) which causes or threatens to cause contamination, nuisance with respect to any properties, or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indemnity Claim” has the meaning assigned to such term in Section 9.5.
“Intercompany Demand Note” means a demand note in substantially the form attached as Exhibit E hereto.
“Knowledge,” as used in this Agreement with respect to a Party, means the actual knowledge of that Party’s designated personnel. The designated personnel for the Contributing Parties are James Yardley, Norman Holmes, J.R. Sult, Katherine Murray, Thomas Hutchins and Michael J. Varagona. The designated personnel for the Partnership Parties are James Yardley, Norman Holmes, J.R. Sult, Katherine Murray, Thomas Hutchins and Michael J. Varagona.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, right of first refusal, drag-along or tag-along right or other encumbrance.
“Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of any Elba Express Entity or SLNG or any SNG Entity or the Subject Interest, other than any such change, effect, event, occurrence, condition or other circumstance affecting (i) the interstate natural gas transportation industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (ii) the United States or global general market, economic, financial or political conditions or (iii) the transactions contemplated in this Agreement, provided that in the case of clauses (i) and (ii) the impact on any Elba Express Entity or SLNG or any SNG Entity is not materially disproportionate to the impact on other large interstate natural gas pipeline companies, or (b) hinders, delays or impedes the ability of the Contributing Parties or any Elba Express Entity or SLNG or any SNG Entity to perform its obligations under the Agreement or the Contributing Party Ancillary Documents or to consummate the transactions contemplated by this Agreement or the Contributing Party Ancillary Documents.
“Material Contract” has the meaning assigned to such term in Section 3.13(b).
“NGA” has the meaning assigned to such term in Section 3.15(b).
“Notice” has the meaning assigned to such term in Section 10.2.
“Operating Company” has the meaning assigned to such term in the preamble.
“Ownership Percentage” means with respect to (i) the Partnership Parties, 51% with respect to Elba Express and SLNG, and 45% with respect to SNG and (ii) the Contributing Parties, 49% with respect to Elba Express and SLNG, and 55% with respect to SNG.
“Parties” has the meaning assigned to such term in the preamble.

“Partnership” has the meaning assigned to such term in the preamble.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 21, 2007, as amended by Amendment No. 1 dated July 28, 2008.
“Partnership Ancillary Documents” means each agreement, document or certificate, including the Contribution Agreement, to be delivered by the Partnership Parties at Closing pursuant to Section 2.3(c).
“Partnership Debt Financing Transaction” means a debt offering in net offering proceeds of at least $391 million by the Partnership Parties that closes before or contemporaneously with the Closing, all as contemplated, and in accordance with the Debt Offering Memorandum.
“Partnership Equity Financing Transaction” means an underwritten public offering of Common Units, including any issuance of additional shares to the underwriters pursuant to provisions in the underwriting agreement allowing for such issuance at the original offering price following the initial offering, on terms and conditions reasonably acceptable to the Partnership resulting in net offering proceeds (after considering underwriting fees, discounts and other transactions) of at least $325 million (which would include the General Partner’s proportionate capital contribution).
“Partnership Indemnified Parties” has the meaning assigned to such term in Section 9.1.
“Partnership Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of any Partnership Party, other than any such change, effect, event, occurrence, condition or other circumstance affecting (i) the interstate natural gas transportation industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (ii) the United States or global general market, economic, financial or political conditions or (iii) the transactions contemplated in this Agreement, provided that in the case of clauses (i) and (ii) the impact on the Partnership Parties is not materially disproportionate to the impact on other large interstate natural gas pipeline companies, or (b) hinders, delays or impedes the ability of any Partnership Party to perform its obligations under this Agreement or the Partnership Ancillary Documents or to consummate the transactions contemplated by this Agreement or any Partnership Ancillary Document.
“Partnership Parties” has the meaning assigned to such term in the preamble.
“Partnership Parties Closing Certificate” has the meaning assigned to such term in Section 6.2.
“Permits” has the meaning assigned to such term in Section 3.12.

“Permitted Liens” means all: (i) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens entered into in the ordinary course of business consistent with past practices, if any, that do not materially detract from the value of or materially interfere with the use of any of any Elba Express Entity’s, SLNG’s or SNG Entity’s assets subject thereto; (ii) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (iii) title defects, rights of use, rights-of-way, permits, licenses, servitudes, sub-surface leases, grazing rights, logging rights, and easements (including the right to operate and maintain ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through any of any Elba Express Entity’s, SLNG’s or SNG Entity’s assets), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of any Elba Express Entity’s, SLNG’s or SNG Entity’s assets, taken as a whole, (iv) Liens for Taxes that are not due and payable, that may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established; and (v) liens supporting surety bonds, performance bonds and similar obligations issued in connection with any Elba Express Entity’s, SLNG’s or SNG Entity’s businesses.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.
“Plans” has the meaning assigned to such term in Section 3.18.
“Promissory Note” means a promissory note in substantially the form attached as Exhibit C hereto.
“SEC” means the Securities and Exchange Commission.
“SEC Contract” has the meaning assigned to such term in Section 3.13(a).
“SLNG” has the meaning assigned to such term in the preamble.
“SLNG Subject Interest” has the meaning assigned to such term in the Recitals.
“SNG” has the meaning assigned to such term in the preamble.
“SNG 10-K” has the meaning assigned to such term in Section 3.5(a).
“SNG Entities” means (i) SNG, (ii) any subsidiary (direct or indirect) of SNG and (iii) any Person in which SNG or any subsidiary of SNG owns an equity interest constituting 50% or more of the outstanding voting equity interests of such Person.

“SNG Financial Statements” has the meaning assigned to such term in Section 3.5(a).
“SNG SEC Contracts” has the meaning assigned to such term in Section 3.13(a).
“SNG Subject Interest” has the meaning assigned to such term in the Recitals.
“Subject Interest” has the meaning assigned to such term in the Recitals.
“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.
“Tax Items” has the meaning assigned to such term in Section 7.2.
“Tax Losses” has the meaning assigned to such term in Section 7.1.
“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Transfer Taxes” has the meaning assigned to such term in Section 7.4.

1.2	Construction.
In construing and interpreting this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; (e) all references to “shall” shall mean “will,” and vice versa; (f) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter, as well as the singular and the plural; (g)

references to a Party include its permitted successors and assigns; and (h) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
ARTICLE 2
CONTRIBUTION AND CLOSING
2.1	Contribution.
At the closing of the transactions contemplated hereby (the “Closing”), the Contributing Parties shall contribute the Subject Interest to the Partnership Parties, as more specifically set forth in that certain Contribution, Conveyance and Assumption Agreement to be entered into by and among the Parties at the Closing (the “Contribution Agreement”) in substantially the form attached as Exhibit A hereto.
2.2	Consideration.
(a)	The Consideration shall consist of $1,133 million in immediately available funds ,or, if and to the extent the $1,133 million is not immediately available at the Closing, by delivery of one or more Promissory Notes, provided that the $1,133 million shall be subject to adjustment pursuant to Sections 2.4.
(b)	The Consideration shall be paid by the Partnership at the Closing by (i) wire or interbank transfer of immediately available funds to the account(s) specified by the Contributing Parties, (ii) by delivery to the Contributing Parties of Promissory Notes or (iii) by a combination of the preceding forms of payment.
2.3	Closing and Closing Deliveries.
(a)	The closing of the contribution of the Subject Interest pursuant to this Agreement and the Contribution Agreement will be held at the offices of El Paso Corporation, 1001 Louisiana Street, 15th Floor, Houston, Texas 77002 on or before the second Business Day following satisfaction or waiver of the conditions to Closing set forth in Article 6, commencing at 9:00 a.m., Houston, Texas time, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing.
(b)	At the Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the following:
(i)	A counterpart of the Contribution Agreement, duly executed by the Contributing Parties;

(ii)	The Contributing Parties Closing Certificate, duly executed by, or on behalf of, the Contributing Parties;

(iii)	A certificate of good standing of recent date of each of the Elba Express Entities, SLNG and SNG;

(iv)	A counterpart of the amendment to, and restatement of, the Existing Elba Express LLC Agreement, duly executed by each Contributing Party that is a party thereto;

(v)	A counterpart of the amendment to, and restatement of, the Existing SLNG LLC Agreement, duly executed by each Contributing Party that is a party thereto;

(vi)	A counterpart of the amendment to the Existing SNG Partnership Agreement, duly executed by each Contributing Party that is a party thereto;

(vii)	A Certificate of Non-Foreign Status substantially in the form of Exhibit B certifying that El Paso is not a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder; and

(viii)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
(c)	At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following:
(i)	A counterpart of the Contribution Agreement, duly executed by each Partnership Party;

(ii)	The Consideration as provided in Section 2.2(a) as may be adjusted by Section 2.4;

(iii)	The Partnership Parties Closing Certificate, duly executed by, or on behalf of, each of the Partnership Parties;

(iv)	A counterpart of the amendment to, and restatement of, the Existing Elba Express LLC Agreement, duly executed by each Partnership Party that is a party thereto;

(v)	A counterpart of the amendment to, and restatement of, the Existing SLNG LLC Agreement, duly executed by each Partnership Party that is a party thereto;

(vi)	A counterpart of the amendment to the Existing SNG Partnership Agreement, duly executed by each Partnership Party that is a party thereto; and

(vii)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
2.4	Consideration Adjustment.
The Consideration shall be adjusted (a) upward by an amount equal to the applicable Capital Contribution Adjustment Amount and (b) downward by the applicable Additional Distribution Amount.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTING PARTIES
The Contributing Parties hereby represents and warrants to the Partnership Parties as follows:
3.1	Organization.
(a)	El Paso is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. EP SNG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(b)	(i) Each SNG Entity is duly organized or formed, as applicable, and validly existing under the laws of the state of its organization or formation, as applicable, and has all requisite corporate, partnership or limited liability power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted and (ii) each SNG Entity is duly licensed or qualified to do business in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(c)	To El Paso’s Knowledge, (i) each Elba Express Entity and SLNG are duly organized or formed, as applicable, and validly existing under the laws of the state of its organization or formation, as applicable, and has all requisite corporate, partnership or limited liability power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted, and (ii) each Elba Express Entity and SLNG are duly licensed or qualified to do business in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(d)	To El Paso’s Knowledge, Elba Express owns 100% of the equity interest of Elba Express Company, L.L.C. Other than as set forth in the immediately preceding sentence, neither any Elba Express Entity nor SLNG owns any equity interest, directly or indirectly, in any Person.
3.2	Authority and Approval.
(a)	Each of the Contributing Parties has full corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Contributing Parties have been duly authorized and approved by all requisite corporate or limited liability company action of the Contributing Parties. This Agreement has been duly executed and delivered by the Contributing Parties and constitutes the valid and legally binding obligation, enforceable against the Contributing Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)	Each of the Contributing Parties has full corporate or limited liability company power and authority to execute and deliver each of the Contributing Parties Ancillary Documents to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Contributing Parties Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by the Contributing Parties which is a party thereto have been duly authorized and approved by all requisite corporate or limited liability company action. When executed and delivered by each of the parties party thereto, each of the Contributing Parties Ancillary Documents will constitute a valid and legally binding obligation of the Contributing Parties enforceable against each such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3	No Conflict; Consents.
Except as set forth on Disclosure Schedule 3.3:
(a)	the execution, delivery and performance of this Agreement by the Contributing Parties or the execution, delivery and performance by the Contributing Parties of any of the Contributing Parties’ Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws or equivalent governing instruments of any of the Contributing Parties or any SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG, (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Subject Interests, the Contributing Parties or any SNG Entity or any SNG Entity’s assets or business or, to El Paso’s Knowledge, any Elba Express Entity or SLNG or any Elba Express Entity’s or SLNG’s assets or business (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other agreement or instrument to which any of the Contributing Parties or any SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG is a party or by which it or any of its assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on the Subject Interests or any SNG Entity’s assets or, to El Paso’s Knowledge, any Elba Express Entity’s or SLNG’s assets, except in the case of clauses (ii) or (iii) for those items which, individually or in the aggregate, would not have a Material Adverse Effect; and
(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by the Contributing Parties or SNG or, to El Paso’s Knowledge, Elba Express or SLNG in connection with the execution, delivery, and performance of this Agreement and the Contributing Parties Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate, would not have a Material Adverse Effect (including such consents, approvals, orders or Permits that are not customarily obtained prior to the Closing) and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing.
3.4	Capitalization; Title to Subject Interest.
Except as set forth in Disclosure Schedule 3.4:
(a)	El Paso owns beneficially and of record the Elba Express Subject Interest and the SLNG Subject Interest, and SNG Holdings owns the SNG Subject Interest, in each case, free and clear of all Liens (other than those arising pursuant to the terms of the Existing Elba Express LLC Agreement, the Existing SLNG LLC Agreement, the Existing SNG Partnership Agreement and restrictions on transfer under applicable federal and state securities laws). The Subject Interest is not subject to any agreements or understandings with respect to the voting or transfer of the Subject Interest (except the contribution of the Subject Interest contemplated by this Agreement and the Contribution Agreement, as may be contained in the Existing Elba Express LLC Agreement, the Existing SLNG LLC Agreement, the Existing SNG Partnership Agreement and restrictions on transfer under applicable federal and state securities laws). The Subject Interest has been duly authorized and is validly issued and fully paid (to the extent required under the Existing Elba Express LLC Agreement, the Existing SLNG LLC Agreement and the Existing SNG Partnership Agreement).
(b)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon SNG or, to El Paso’s Knowledge, Elba Express or SLNG or any of the Contributing Parties to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Elba Express, SLNG or SNG, except the contribution of the Subject Interest as contemplated by this Agreement and the Contribution Agreement and as may be contained in the Existing Elba Express LLC Agreement, the Existing SLNG LLC Agreement or the Existing SNG General Partnership Agreement.
3.5	Financial Statements; Internal Controls; Undisclosed Liabilities.
(a)	(i) The Annual Report on Form 10-K for the year ended December 31, 2009 filed by SNG (the “SNG 10-K”) with the SEC sets forth true and complete copies of the audited balance sheets as of December 31, 2008 and 2009 and audited statements of income, comprehensive income and partners’ equity, and statements of cash flow for the years ended December 31, 2007, 2008 and 2009 for SNG, as applicable, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed by SNG with the SEC sets forth the true and complete copies of the unaudited balance sheets as of March 31, 2010, June 30, 2010 and September 30, 2010 and the unaudited statements of income, comprehensive income, and statements of cash flow for the quarterly periods ended September 30, 2008 and 2009 (collectively, the “SNG Financial Statements”). Except as set forth on Schedule 3.5(a)(i), the SNG Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for changes in accounting principles disclosed therein) and present fairly the financial condition of SNG, as of such dates and the results of operations, as applicable, of SNG or their accounting predecessors, for such periods.
(ii) To El Paso’s Knowledge, Disclosure Schedule 3.5(a) contains true, complete and correct copies of (x) the audited annual balance sheets of Elba Express Company, L.L.C. at December 31 of 2009 and the related statements of income and cash flows for the year then ended, and the unaudited and unadjusted quarterly balance sheets of Elba Express Company, L.L.C. for the quarters ended March 31 and June 30 of 2010 and the related statements of income and cash flows for the quarters then ended, and (y) the audited annual balance sheets of SLNG at December 31 of 2009 and 2008 and the related statements of income and cash flows for the years then ended, and the unaudited and unadjusted quarterly balance sheets of SLNG for the quarters ended March 31 and June 30 of 2010 and the related statements of income and cash flows for the quarters then ended (collectively with the SNG Financial Statements, the “Financial Statements”). To El Paso’s Knowledge, except as set forth on Schedule 3.5(a)(i), the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for changes in accounting principles disclosed therein) and present fairly the financial condition of Elba Express Company, L.L.C. and SLNG, as of such dates and the results of operations, as applicable, of Elba Express Company, L.L.C., and SLNG or their accounting predecessors, for such periods.
(b)	There are no material liabilities or obligations related to the Subject Interest or any SNG Entity or, to El Paso’s Knowledge, any of the Elba Express Entities or SLNG (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would result in any such material liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial

Statements or described in the footnotes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iii) liabilities or obligations arising under executory contracts entered into in the ordinary course of business consistent with past practice, (iv) liabilities not required to be presented by GAAP in unaudited financial statements, (v) liabilities or obligations under this Agreement, (vi) liabilities or obligations disclosed in Disclosure Schedule 3.5(b) and (vii) other liabilities which, in the aggregate, would not have a Material Adverse Effect. This Section 3.5(b) does not include any matters with respect to Taxes, Environmental Laws or Permits; such matters are being addressed exclusively by Section 3.10, Section 3.11 and Section 3.12, respectively.
3.6	Working Capital.
As of the date of this Agreement and the Closing Date, each of the SNG Entities and, to El Paso’s Knowledge, each of the Elba Express Entities and SLNG have (and will have) a level of working capital (as defined below) that is adequate for its level of operations, consistent with past practices. For purposes of this representation and warranty, the term “working capital” means current assets minus current liabilities exclusive of any current assets or liabilities related to any capital projects or any Cash Pooling Arrangement with El Paso.
3.7	Title to Assets.
Except as set forth on Disclosure Schedule 3.7 and as would not, individually or in the aggregate, have a Material Adverse Effect, each SNG Entity and, to El Paso’s Knowledge, each Elba Express Entity and SLNG has good and valid title to its property interests and the assets used or necessary to conduct their respective businesses as presently conducted, free and clear of any Liens, except for Permitted Liens.
3.8	Litigation; Laws and Regulations.
Except as set forth on Disclosure Schedule 3.8 or in the footnotes to the Financial Statements:
(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to El Paso’s Knowledge, threatened (a) against or affecting any SNG Entity or any Elba Express Entity or SLNG or their respective assets or businesses or the Subject Interest or (b) that (I) alleges the invalidity or unenforceability of any of the Contributing Parties’ obligations under this Agreement or any of the Contributing Parties’ Ancillary Documents or (II) seeks to prevent or delay the consummation by the Contributing Parties of the transactions contemplated by this Agreement or any of the Contributing Parties Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, (a) against or affecting any SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG or their respective assets or businesses or the Subject Interest, or (b) that (I) alleges the invalidity or unenforceability of any of the Contributing Parties’ obligations under this Agreement or any of the Contributing Parties Ancillary

Documents or (II) seeks to prevent or delay the consummation by the Contributing Parties of the transactions contemplated by this Agreement or any of the Contributing Parties Ancillary Documents, except in each case of (i) and (ii) of this Section 3.8(a), for those items that would not, individually or in the aggregate, have a Material Adverse Effect.
(b)	No SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.
This Section 3.8 does not include any matters with respect to Taxes, Environmental Laws or Permits; such matters are being addressed exclusively by Section 3.10, Section 3.11 and Section 3.12, respectively.
3.9	No Adverse Changes.
Except as set forth on Disclosure Schedule 3.9 or as described in the Financial Statements, since December 31, 2009:
(a)	there has not been a Material Adverse Effect applicable to any SNG Entity or, to El Paso’s Knowledge, applicable to any Elba Express Entity or SLNG;
(b)	the assets of each SNG Entity and, to El Paso’s Knowledge, each Elba Express Entity and SLNG have been operated and maintained in the ordinary course of business consistent with past practices;
(c)	there has not been any material damage or destruction to any material portion of the assets of any SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG, other than such damage or destruction that has been repaired and such assets are available for service or operation in all material respects;
(d)	there has been no delay in, or postponement of, the payment of any liabilities by any SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG in excess of $5,000,000; and
(e)	there is no contract, commitment or agreement for SNG or, to El Paso’s Knowledge, any Elba Express Entity or SLNG to do any of the foregoing.
3.10	Taxes.
Except as set forth in Disclosure Schedule 3.10 or as reflected on the Financial Statements or as would not have a Material Adverse Effect, (a) the SNG Entities and, to El Paso’s Knowledge, the Elba Express Entities and SLNG have filed, or the Contributing Parties and their Affiliates (other than the Partnership Parties) have caused to be filed, all Tax Returns required to be filed by each Elba Express Entity, SLNG or SNG Entity or with respect to its assets on a timely basis (taking into account all extensions of due dates); (b) all such Tax Returns filed by each SNG Entity and, to El Paso’s Knowledge, each Elba Express Entity and SLNG were complete and correct;

(c) all Taxes owed by each SNG Entity or with respect to their assets or, to El Paso’s Knowledge, each Elba Express Entity or SLNG or with respect to its assets, which are or have become due have been timely paid in full; (d) there are no Liens on the SNG Subject Interest or any of the SNG Entity’s assets or, to El Paso’s Knowledge, on the Elba Express Subject Interest or the SLNG Subject Interest or on any of the Elba Express Entity’s or SLNG’s assets that arose in connection with any failure (or alleged failure) to pay any Tax on any such assets or with respect to the Subject Interest, other than Liens for Taxes not yet due and payable; and (e) there is no pending action, proceeding or, to the Knowledge of El Paso, investigation for the assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to any SNG Entity or their assets or, to El Paso’s Knowledge, any Elba Express Entity or SLNG or their assets.
3.11	Environmental Matters.
Except as set forth in Disclosure Schedule 3.11, as reflected on the Financial Statements, or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each SNG Entity and its assets, operations and businesses or, to El Paso’s Knowledge, each Elba Express Entity and SLNG and its assets, operations and businesses are and have been in compliance with applicable Environmental Laws; (ii) each SNG Entity and, to El Paso’s Knowledge, each Elba Express Entity and SLNG has no obligation to investigate, remediate, monitor or otherwise address (including paying for such action) the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (iii) no SNG Entity or its assets or, to El Paso’s Knowledge, no Elba Express Entity, SLNG or its assets, operations and businesses are subject to any pending or threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG, with respect to its assets, operations and businesses, by any Contributing Party under any Environmental Law (“Environmental Permits”) in connection with any Elba Express Entities’, SLNG’s or SNG Entity’s businesses or assets have been duly obtained or filed and are valid and currently in full force and effect; (v) each SNG Entity and each Contributing Party and, to El Paso’s Knowledge, each Elba Express Entity and SLNG has complied in all material respects with the terms and conditions of such Environmental Permits; (vi) such Environmental Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Contributing Parties’ Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (including such Environmental Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing); (vii) no proceeding is pending or threatened with respect to any alleged failure by the SNG Entities or, to El Paso’s Knowledge, the Elba Express Entities or SLNG to have any material Environmental Permit necessary for the operation of any SNG Entity’s, Elba Express Entity’s or SLNG’s assets or the conduct of their business or to be in compliance therewith; and (viii) there has been no release of any Hazardous Material into the environment by any SNG Entity or, to El Paso’s Knowledge, any Elba Express Entity or SLNG at or from their assets, operations and businesses except in compliance with applicable Environmental Law.
3.12	Licenses; Permits.
Except as set forth in Disclosure Schedule 3.12, (a) the SNG Entities and, to El Paso’s Knowledge, the Elba Express Entities and SLNG have all licenses, permits and authorizations (collectively, “Permits”) issued or granted by Governmental Authorities that are necessary for the conduct of the SNG Entities’ and, to El Paso’s Knowledge, the Elba Express Entities’ and SLNG’s business as it is now being conducted, (b) all such Permits are validly held by the SNG Entities and, to El Paso’s Knowledge, the Elba Express Entities and SLNG and are in all material respects in full force and effect, (c) the SNG Entites and, to El Paso’s Knowledge, the Elba Express Entities and SLNG have complied in all material respects with the terms and conditions of such Permits and (d) such SNG Entities’ Permits, and to El Paso’s Knowledge, such other Permits, will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Contributing Parties’ Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, have a Material Adverse Effect (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing). With respect to the SNG Entities and, to El Paso’s Knowledge, with respect to the Elba Express Entities and SLNG, no proceeding is pending or threatened with respect to any alleged failure by such Person to have any material Permit necessary for the operation of any of the Elba Express Entities’, SLNG’s or SNG Entities’ assets or the conduct of their business or to be in compliance therewith. This Section 3.12 does not include any matters with respect to Environmental Laws; such matters are being addressed exclusively by Section 3.11.
3.13	Contracts.
(a)	The SNG 10-K contains a true and complete listing of each contract and other agreement to which each SNG Entity is a party that is required to be so listed by SNG pursuant to Item 601(b)(10) of Regulation S-K (each such contract or agreement being referred to herein as a “SNG SEC Contracts”). To El Paso’s Knowledge, Disclosure Schedule 3.13 contains a true and complete listing of each contract and other agreement to which any Elba Express Entity or SLNG is a party that would be required to be so listed by Elba Express or SLNG in a Form 10-K filing pursuant to Item 601(b)(10) of Regulation S-K (collectively with the SNG SEC Contracts, each such contract or agreement being referred to herein as a “SEC Contract”).
(b)	The Contributing Parties have made available to the Partnership Parties a correct and complete copy of each SEC Contract and each contract or agreement to which any Elba Express Entity, SLNG or SNG Entity is a party that provides for revenues to or commitments of any Elba Express Entity, SLNG or SNG Entity in an amount greater than $5 million during a calendar year (together with the SEC Contracts, each such contract or agreement being referred to herein as a “Material Contract”).
(c)	With respect to each (i) SNG Entity and, to El Paso’s Knowledge, (ii) Elba Express Entity and SLNG (a) each Material Contract to which any such entity is a party is legal, valid, binding, enforceable (assuming the enforceability against the other party or parties thereto), and in full force and effect; (b) each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (c) no Elba Express Entity, SLNG or SNG Entity is in breach or default of a Material Contract, and no event has occurred which with notice or lapse of time would constitute a breach or default by such Elba Express Entity, SLNG or SNG Entity, or permit termination, modification, or acceleration, under a Material Contract; and (d) to El Paso’s Knowledge, no other party is in breach or default, and no event has occurred that with notice, lapse of time or both would constitute a breach or default by such other party, or permit termination, modification or acceleration under a Material Contract, nor has any other party repudiated any provision of a Material Contract; except in the case of clauses (a) — (d) above, such breaches, defaults or unenforceability as would not, individually or in the aggregate, have a Material Adverse Effect.
3.14	Transactions with Affiliates.
Except as disclosed in the SEC Contracts, Disclosure Schedule 3.14 or in the footnotes to the Financial Statements, no Elba Express Entity, SLNG nor SNG Entity is party to any agreement, contract or arrangement between such Elba Express Entity, SLNG nor SNG Entity, on the one hand, and any of the Contributing Parties or any of its Affiliates (other than Elba Express, SLNG, SNG, the Partnership or the Operating Company), on the other hand, other than those entered into in the ordinary course of business consistent with past practice on commercially reasonable terms.
3.15	Regulation.
(a)	None of the SNG Entities or, to El Paso’s Knowledge, the Elba Express Entities or SLNG are subject to regulation under the Investment Company Act of 1940; and
(b)	Each SNG Entity and, to El Paso’s Knowledge, each Elba Express Entity and SLNG are in compliance, in all material respects, with (i) all applicable provisions of the Natural Gas Act (the “NGA”) and (ii) all applicable orders and regulations of FERC that pertain to the business or operations of that Elba Express Entity, SLNG or SNG Entity. No approval of FERC is required in connection with execution of this Agreement by the Contributing Parties or the consummation by the Contributing Parties of the transactions contemplated hereby.
3.16	Brokerage Arrangements.
Neither the Contributing Parties nor any of their Affiliates (other than the Partnership Parties) has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Partnership Parties, the Elba Express Entities, SLNG

or the SNG Entities to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Contribution Agreement or the transactions contemplated hereby or thereby.

3.17	Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE CONTRIBUTING PARTIES ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE CONTRIBUTING PARTIES IN THIS AGREEMENT, THE CONTRIBUTING PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY RELATING TO (A) THE ELBA EXPRESS ENTITIES, SLNG, THE SNG ENTITIES AND THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF SUCH ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS IN OR ON SUCH ASSETS, (B) THE INCOME OR CASH FLOW TO BE DERIVED BY THE ELBA EXPRESS ENTITIES, SLNG, THE SNG ENTITIES OR THEIR ASSETS, OPERATIONS OR BUSINESSES, (C) THE SUITABILITY OF THE ELBA EXPRESS ENTITIES’, SLNG’S OR SNG ENTITIES’ ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED USING SUCH ASSETS, (D) THE COMPLIANCE OF OR BY THE ELBA EXPRESS ENTITIES, SLNG, SNG ENTITIES OR THEIR OPERATIONS WITH ANY LAWS, INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OR BUSINESSES OF THE ELBA EXPRESS ENTITIES, SLNG AND THE SNG ENTITIES. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE CONTRIBUTING PARTIES ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER THE CONTRIBUTING PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONTRIBUTING PARTIES, THE ELBA EXPRESS ENTITIES, SLNG, THE SNG ENTITIES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.17 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONTRIBUTING PARTIES, THE ELBA EXPRESS ENTITIES, SLNG, THE SNG ENTITIES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

3.18	Employees and Employee Benefits.
(a)	No SNG Entity has any employees. None of the employees of the Contributing Parties or its Affiliates who provide exclusive or shared services to any SNG Entity or with respect to their assets (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to any SNG Entity, there are no facts or circumstances that have resulted or would result in a claim against any SNG Entity on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees or any claims relating to any liability under ERISA.
(b)	None of the SNG Entities sponsor, maintain or contribute to, nor do they have any legal or equitable obligation to establish, maintain or contribute to any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by any Contributing Party or an Affiliate.
(c)	Each Plan in which Associated Employees participate and which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified.
(d)	Except as could not result in a Material Adverse Effect, each Plan in which Associated Employees participate is and has been maintained in substantial compliance with its terms and the provisions of all applicable laws, including, without limitation, ERISA and the Code.
(e)	Except as could not result in a Material Adverse Effect, neither a Contributing Party nor any entity treated as a single employer with a Contributing Party for purposes of Section 414(b), (c), (m) or (o) of the Code (the “Contributing Parties Aggregated Group”) has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course).
(f)	Other than any liabilities for which each SNG Entity have no responsibility or obligation, neither a Contributing Party nor any member of the Contributing Party Aggregated Group is obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) in respect of which a Contributing Party or any member of the Contributing Party Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) that would result in a Material Adverse Effect.
(g)	Except as would not result in any liability to any SNG Entity, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of the Contributing Parties or any of its Affiliates or a nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(h)	No member of the Contributing Parties Aggregated Group or any organization to which such member is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.
3.19	SEC Reports.
Since December 31, 2009, (i) SNG has timely made all filings that such Persons would be required to make by the Exchange Act (“SEC Reports”) if such Persons were subject to such laws, (ii) all filings by SNG with the SEC, at the time filed complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) to the Knowledge of the Contributing Parties, no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
3.20	Capital Contributions.
On or after October 1, 2010 through the date of this Agreement, neither El Paso nor any of its subsidiaries have made any Capital Contributions (as such term is defined in the respective Existing Elba Express LLC Agreement, Existing SLNG LLC Agreement or Existing SNG Partnership Agreement) that would be included in the calculation of any Capital Contribution Adjustment Amount, to any of SNG, Elba Express or SLNG.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE PARTNERSHIP PARTIES
Each of the Partnership Parties hereby represents and warrants to the Contributing Parties as follows:
4.1	Organization and Existence.
The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
4.2	Authority and Approval.
(a)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. This Agreement has been duly executed and delivered by or on behalf of each of the Partnership Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Partnership Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each Partnership Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Partnership Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Partnership Parties which is a party thereto have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each such party. When executed and delivered by each of the Partnership Parties party thereto, each Partnership Ancillary Document will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such

Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3	No Conflict; Consents.
Except as set forth on Disclosure Schedule 4.3:
(a)	the execution, delivery and performance of this Agreement by the Partnership Parties or the execution, delivery and performance by the Partnership Parties of any of the Partnership Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of limited partnership, certificate of formation, limited liability company agreement, agreement of limited partnership or other equivalent governing instruments of any Partnership Party; (ii) conflict with or violate any provision of any Applicable Law applicable to any Partnership Party; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other agreement or instrument to which any of the Partnership Parties is a party or by which either of them is bound or to which any of their property is subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Partnership Parties’ assets, except in the case of clauses (ii) or (iii), for those items which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; and
(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by the Partnership Parties in connection with the execution, delivery, and performance of this Agreement and the Partnership Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate, would not have a Partnership Material Adverse Effect (including such consents, approvals, orders or Permits that are not customarily obtained prior to the Closing) and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing.
4.4	Brokerage Arrangements.
None of the Partnership Parties have entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Contributing Parties, any of its Affiliates (other than the Partnership Parties) or any Elba Express Entity, SLNG or

any SNG Entity to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Contribution Agreement or the transactions contemplated hereby or thereby.
4.5	Litigation.
There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Partnership Parties’ Knowledge, threatened that (a) alleges the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seeks to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, that (a) alleges the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seeks to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents, except in each case of (i) and (ii) of this Section 4.5, for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.
4.6	Waivers and Disclaimers.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE PARTNERSHIP ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTNERSHIP PARTIES IN THIS AGREEMENT, THE PARTNERSHIP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE PARTNERSHIP ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER THE PARTNERSHIP PARTIES NOR ANY OF ITS AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARTNERSHIP PARTIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.6 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARTNERSHIP PARTIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE 5
ADDITIONAL AGREEMENTS,
COVENANTS, RIGHTS AND OBLIGATIONS
5.1	Operation of Elba Express Entities, SLNG and SNG Entities.
Except as provided in this Agreement or the Contributing Parties Ancillary Documents or the Partnership Ancillary Documents or as consented to by the Parties, during the period from the date of this Agreement through the Closing Date, each Party shall cause each of the Elba Express Entities, SLNG and each of the SNG Entities to (a) conduct its businesses and operations in the usual and ordinary course thereof, consistent with past practices thereof; and (b) use commercially reasonable efforts to preserve, maintain and protect its assets, businesses and operations; provided, however, the Parties shall not be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1 if such payments or contractual arrangements or understandings would be commercially unreasonable.
5.2	Supplemental Disclosure.
As soon as reasonably practical following the Contributing Parties obtaining Knowledge of a relevant disclosure, but in all cases no later than three Business Days prior to Closing, by written notice to the Partnership, the Contributing Parties shall supplement or amend the Disclosure Schedules to this Agreement for matters which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment to the Disclosure Schedules, and if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall not be waived and the Partnership Parties shall be entitled to make a claim thereon pursuant to the terms of this Agreement.
5.3	Access to Books and Records.
The Contributing Parties shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to the financial, title, Tax, corporate, partnership and legal materials and operating data and information relating to each of the SNG Entities, each of the Elba Express Entities and SLNG and their assets, operations and business and the Subject Interest and shall furnish to the Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Contributing Parties or any of its Affiliates are bound or any Applicable Law.
5.4	Cooperation; Further Assurances.
(a)	The Contributing Parties shall cooperate with the Partnership Parties to assist in identifying all Permits as may be necessary to own the Subject Interest.

(b)	The Contributing Parties and the Partnership Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Documents, and (ii) to ensure that all of the conditions to its respective obligations contained in Sections 6.1 and 6.2, respectively, are satisfied as soon as reasonably practical. Each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Documents such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Law to make effective the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or any Ancillary Document.
(c)	Without limiting Section 5.4(b), prior to the maturity date of the Promissory Note (if applicable), the Partnership shall use all commercially reasonable efforts to consummate the Partnership Debt Financing Transaction and the Partnership Equity Financing Transaction on terms that are commercially reasonable to the Partnership.
5.5	Admission of Partnership as Member and Partner.
In accordance with Existing Elba Express LLC Agreement and with respect to the Subject Interest, the Member of Elba Express has consented to the admission of the Partnership or its designee as a member of Elba Express, with such admissions to be effective contemporaneously with Closing. In accordance with Existing SLNG LLC Agreement and with respect to the Subject Interest, the Member of SLNG has consented to the admission of the Partnership or its designee as a member of SLNG, with such admissions to be effective contemporaneously with Closing. In accordance with the Existing SNG Partnership Agreement and with respect to the Subject Interest, the Management Committee of SNG has consented to the admission of the Partnership or its designee as the partner of SNG, with such admissions to be effective contemporaneously with the applicable closing.
5.6	Debt Balance.
The Contributing Parties agree to cause the Debt Amount of each of the Elba Express Entities, SLNG and each of the SNG Entities to not exceed $154,000,000, $135,000,000 and $911,000,000, respectively, as of October 1, 2010.
5.7	Cash Pooling Arrangement.
(a)	El Paso and SNG will terminate the Cash Pooling Arrangement between El Paso and SNG effective upon the Closing Date.

(b)	El Paso and SNG will execute a Demand Note effective upon the Closing Date pursuant to which El Paso or SNG, as applicable, shall be obligated to pay upon demand any remaining balance owed to El Paso or SNG, as applicable, under the terminated Cash Pooling Arrangement.
ARTICLE 6
CONDITIONS TO CLOSING
6.1	Conditions to the Obligation of the Partnership Parties.
The obligations of the Partnership Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:
(a)	The representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Material Adverse Effect, value or other monetary amounts, or concepts of similar import) as of the date of this Agreement and on the Closing Date as if made on such date except for any inaccuracies, violations or breaches that would not, individually or in the aggregate, constitute a Material Adverse Effect. The Contributing Parties, the Elba Express Entities, SLNG and the SNG Entities shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Contributing Parties, Elba Express, SLNG and SNG shall have delivered to the Partnership Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of each of the Contributing Parties, Elba Express, SLNG and SNG confirming the foregoing matters set forth in this Section 6.1(a) (the “Contributing Parties Closing Certificate”).
(b)	All material filings, including any registration statements, with, and material consents, approvals, orders and Permits of, any Governmental Authority to be obtained by the Contributing Parties, the Elba Express Entities, SLNG or the SNG Entities for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to material filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)	All material consents of any third party, other than any Governmental Authority and other than as provided in Section 5.5, to be obtained by the Contributing Parties, the Elba Express Entities, SLNG or the SNG Entities for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.
(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby.
(e)	The Conflicts Committee shall have received the opinion, in form and substance satisfactory to the Conflicts Committee, of Tudor, Pickering, Holt & Co. Securities, Inc., the financial advisor to the Conflicts Committee, that the transactions contemplated by this Agreement are fair to the Partnership’s public unitholders from a financial point of view.
(f)	Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
(g)	The Contributing Parties shall have delivered to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of Section 2.3(b).
6.2	Conditions to the Obligation of the Contributing Parties.
The obligations of the Contributing Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:
(a)	The representations and warranties of the Partnership Parties set forth in this Agreement shall be true and correct in all material respects (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Partnership Material Adverse Effect, value or other monetary amounts, or concepts of similar import) as of the date of this Agreement and on the Closing Date as if made on such date, except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time, except for any inaccuracies, violations or breaches that would not, individually or in the aggregate, constitute a Partnership Material Adverse Effect. The Partnership Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Partnership Parties shall have delivered to the Contributing Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of the Partnership Parties confirming the foregoing matters set forth in this Section 6.2(a) (the “Partnership Parties Closing Certificate”).
(b)	All material filings with, and material consents, approvals, orders and Permits of, any Governmental Authority to be obtained by the Partnership Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to material filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All material consents of any Person not a party hereto, other than any Governmental Authority and other than as provided in Section 5.5, to be obtained by the Partnership Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.
(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.
(e)	Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.
(f)	The Partnership Parties shall have delivered to the Contributing Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).
ARTICLE 7
TAX MATTERS
7.1	Liability for Taxes.
(a)	Without duplication from and after the Closing Date, the Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Parties, the Elba Express Entities, SLNG, the SNG Entities and their respective subsidiaries harmless from the Contributing Parties’ Ownership Percentage of any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Elba Express Entities, SLNG or the SNG Entities or their respective assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to the Elba Express Entities, SLNG or the SNG Entities or the Contributing Parties having been a member of any consolidated, combined or unitary group for the period prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to the Elba Express Entities, SLNG or the SNG Entities or their assets with respect to the period prior to and including the Closing Date or (iii) attributable to a breach by the Contributing Parties of any representation, warranty or covenant with respect to Taxes in this Agreement, provided that the Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Parties, the Elba Express Entities, SLNG, the SNG Entities and their respective subsidiaries harmless from the Contributing Parties’ Ownership Percentage of any Tax Losses which are imposed on or incurred by the Elba Express Entities, SLNG or the SNG Entities after the Closing Date.

(b)	The Partnership Parties shall be liable for, and shall indemnify and hold the Contributing Parties and their Affiliates harmless from any Tax Losses attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement.
(c)	Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by the Elba Express Entities, SLNG or SNG Entities for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Elba Express Entities, SLNG or the SNG Entities and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Elba Express Entities, SLNG or the SNG Entities shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.
(d)	If any of the Partnership Parties or its Affiliates receives a refund of any Taxes that the Contributing Parties are responsible for hereunder, or if the Contributing Parties or their Affiliates receive a refund of any Taxes that any of the Partnership Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary steps to claim any such refund.
7.2	Tax Returns.
(a)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Elba Express Entities, SLNG or the SNG Entities or their respective assets, the Contributing Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit (“Tax Items”) required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of Taxes due with respect to the period covered by such Tax Return.
(b)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Elba Express Entities, SLNG or SNG Entities or their respective assets, the Contributing Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Partnership Parties, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment of Taxes due with respect to the period covered by such Tax Return allocable to the period prior to and including the Closing Date.
(c)	Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of the Elba Express Entities, SLNG or SNG Entities shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.
7.3	Tax Treatment of Indemnity Payments.
All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Consideration for Tax purposes.
7.4	Transfer Taxes.
The Contributing Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by Applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
7.5	Survival.
Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.
7.6	Conflict.
In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.
7.7	Tax Characterization of Transaction.
The Parties acknowledge and agree that the transactions contemplated by this Agreement: (i) are properly characterized for federal income tax purposes as a sale of the Elba Express Subject Interest, the SLNG Subject Interest, and the SNG Subject Interest by El

Paso to the Partnership (the parent of the Operating Company which is an entity that is disregarded from the Partnership for federal tax purposes) in exchange for the Consideration, (ii) will result in the termination of each of El Paso Elba Express Company, L.L.C. and Southern LNG Company, L.L.C. for federal tax purposes pursuant to Section 708(b)(1)(A) of the Code, and (iii) are, with respect to the transfer of each of El Paso Elba Express Company, L.L.C. and Southern LNG Company, L.L.C., described in and governed by the holding in Situation 1 of Rev. Rul. 99-6.
ARTICLE 8
TERMINATION
8.1	Events of Termination.
This Agreement may be terminated at any time prior to the Closing Date:
(a)	by mutual written consent of the Parties;
(b)	by either the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing after January 1, 2011, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;
(c)	by either the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing without prejudice to other rights and remedies which the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if (i) the other party has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) there is one or more inaccuracies, violations or breaches of the representations or warranties of the other party contained herein and such inaccuracies, violations and breaches would constitute, as applicable, a Material Adverse Effect or a Partnership Material Adverse Effect, as applicable; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable;
(d)	by either the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing, without liability, if there shall be any non-appealable order, writ, injunction or decree of any Governmental Authority binding on any of the Parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the Parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;
(e)	by the Contributing Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Contributing Parties; or

(f)	by the Partnership Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Partnership Parties;
8.2	Effect of Termination.
If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, such termination shall not relieve any party of any liability for a willful inaccuracy, violation or breach of any representation or warranty of such party or a breach of any covenant or agreement of such party under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.
ARTICLE 9
INDEMNIFICATION UPON CLOSING
9.1	Indemnification of the Partnership Parties.
Subject to the limitations set forth in this Agreement, the Contributing Parties, from and after the Closing Date, shall indemnify, defend and hold the Partnership Parties, their subsidiaries and their respective securityholders, directors, officers, and employees (and the officers, directors and employees of the General Partner but otherwise excluding the Contributing Parties and each of its Affiliates) (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any inaccuracy, violation or breach of a representation or warranty of the Contributing Parties in this Agreement or any Contributing Parties Ancillary Document (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Material Adverse Effect, value or other monetary amounts, or concepts of similar import), (ii) any breach of any agreement or covenant on the part of the Contributing Parties made under Section 5.1 of this Agreement or (iii) any breach of any agreement or covenant, other than an agreement or covenant made under Section 5.1 of this Agreement, on the part of the Contributing Parties made under this Agreement or any Contributing Parties Ancillary Document or in connection with the transaction contemplated hereby or thereby.
9.2	Indemnification of the Contributing Parties, Elba Express, SLNG and SNG.
Subject to the limitations set forth in this Agreement, the Partnership Parties shall indemnify, defend and hold the Contributing Parties, its Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (i) any inaccuracy, violation or breach of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Ancillary Document (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Material Adverse Effect, value or other monetary amounts, or concepts of similar import), or (ii) any breach of any agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Ancillary Document or in connection with the transaction contemplated hereby or thereby.
9.3	Tax Indemnification.
With the exception of any inaccuracy, violation or breach of the representations and warranties of the Contributing Parties contained in Section 3.10, nothing in this Article 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 7.
9.4	Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article 3 and Article 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties, and the covenants and agreements made under Section 5.1, shall terminate and expire at 12:01 a.m., Houston, Texas time, on June 1, 2012, except (a) the representations and warranties of the Contributing Parties set forth in Section 3.10 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Contributing Parties set forth in Section 3.11 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Contributing Parties set forth in Sections 3.1, 3.2, 3.4 and 3.16 shall survive forever and (d) the representations and warranties of the Partnership Parties set forth in Sections 4.1, 4.2, and 4.4 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to Section 9.1(i)-(ii) or Section 9.2(i) by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. Except as otherwise provided in this Section 9.4, the covenants and agreements entered into pursuant to this Agreement shall survive the Closing.

9.5	Demands.
Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a detailed statement of such information respecting any of the foregoing as it shall have and all supporting evidence, including any Damages already incurred and its detailed estimate of any Damages to be incurred in the future. Such notice shall include a formal demand for indemnification under this Agreement.
If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.
9.6	Right to Contest and Defend.
The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.
The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as reasonably determined by the indemnified party.
Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
9.7	Cooperation.
If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
9.8	Right to Participate.
The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.
9.9	Payment of Damages.
The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by (a) all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the other party related to the Damages and (b) any Tax benefit to be realized by the indemnified party related to the Damages.
9.10	Limitations on Indemnification.
(a)	To the extent that the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1(i) and Section 9.1(ii), the Contributing Parties shall be liable only for those Damages that in the aggregate are in excess of 1.0% of the

Consideration (the “Deductible Amount”), and then only to the extent of any such excess. In no event shall the Contributing Parties’ aggregate liability to the Partnership Indemnified Parties under Section 9.1(i) exceed 15% of the Consideration (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.14 and Section 3.16 and (ii) the Ceiling Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 3.2, Section 3.3, Section 3.4, and Section 3.16 provided, the Contributing Parties’ aggregate liability for a breach of Section 3.2, Section 3.3, Section 3.4 and Section 3.16 shall not exceed the amount of the Consideration.
(b)	To the extent the Contributing Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.2(i), the Partnership Parties shall be liable only for those Damages which exceed, in the aggregate, the Deductible Amount, and then only to the extent of any such excess. In no event shall the Partnership Parties’ aggregate liability to the Contributing Indemnified Parties under Section 9.2(i) exceed the Ceiling Amount. Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4 and (ii) the Ceiling Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 4.2, Section 4.3 and Section 4.4 provided, the Partnership Parties’ aggregate liability for a breach of Section 4.2, Section 4.3 and Section 4.4 shall not exceed the amount of the Consideration.
(c)	Additionally, neither the Partnership Parties, on the one hand, nor the Contributing Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties.
(d)	The Parties agree that any indemnification or payment obligation of the Contributing Parties under Section 9.1(i) (to the extent relating to an inaccuracy, violation or breach of a representation or warranty in Section 3.1(b)-(c), Section 3.4(b) (as applicable), or Sections 3.5 through 3.15, or Sections 3.18 through 3.20) relating to Damages suffered or incurred by the Partnership Indemnified Parties, attributable to any SNG Entity, Elba Express Entity or SLNG or their assets, businesses or operations shall be limited to a proportionate share of the total (100%) Damages attributable to any such inaccuracy, violation or breach, which proportionate share shall be equal to 15%, 49% and 49%, respectively. The Parties agree that El Paso is solely liable with respect to any indemnification or payment obligation pursuant to this Article 9 relating to Damages suffered or incurred by the Partnership Indemnified Parties associated with any of the SNG Entities’ assets, businesses or operations. The Parties agree that the Contributing Parties are jointly and severally liable for any indemnification or payment obligation pursuant to this Article 9 of the Contributing Parties relating to any remaining Damages suffered or incurred by the Partnership Indemnified Parties that are not directly attributable to any SNG Entity or their respective assets, businesses or operations.

9.11	Sole Remedy.
Should the Closing occur, no party shall have liability under this Agreement, any of the Ancillary Documents or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 9 (other than claims or causes of action arising from fraud, and exclusive of claims under applicable securities laws).
ARTICLE 10
MISCELLANEOUS
10.1	Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
10.2	Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:
If to the Contributing Parties, addressed to:
El Paso Corporation
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 420-5043
If to the Partnership Parties, addressed to:
El Paso Pipeline Partners, LLC
c/o El Paso Pipeline GP Company, L.L.C.
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 420-5043
with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor

Houston, Texas 77002
Attention: J. Vincent Kendrick
Telecopy: (713) 236-0822
Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
10.3	Governing Law.
This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to the Texas conflicts of law principles.
10.4	Public Statements.
The Parties shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.
10.5	Entire Agreement; Amendments and Waivers.
(a)	This Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Documents.
(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.6	Conflicting Provisions.
This Agreement and the other Ancillary Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Ancillary Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Ancillary Documents, this Agreement shall control.
10.7	Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Notwithstanding anything in this Section 10.7, any Party may (without seeking the consent of the other Parties) transfer or otherwise alienate any of its rights, title, interest or obligations under this Agreement in connection with (i) a transfer to an Affiliate which remains an Affiliate, (ii) the granting of a pledge, mortgage, hypothecation, lien or other security interest, (iii) the foreclosure (judicial or non-judicial) or other settlement or rearrangement pursuant to or in connection with any transfer made pursuant to (ii) above, (iv) a transfer in connection with the sale of all or substantially all of the assets of such Party, if applicable, or (v) a merger, consolidation, share exchange or other form of statutory reorganization with another Person if such Party is the sole surviving Person. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
10.8	Severability.
If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership Parties and the Contributing Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
10.9	Interpretation.
It is expressly agreed by the Parties that neither this Agreement nor any of the Ancillary Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Ancillary Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Ancillary Documents. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.10	Headings and Disclosure Schedules.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”
10.11	Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.12	Action by Partnership Parties.
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership Parties prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership Parties.
10.13	Limitation on Recourse.
Except as otherwise expressly provided to contrary in the last clause of this sentence, each of the Parties agree that the payment and performance of any obligations of a party hereto shall be the obligations of party only and none of the other Parties shall have any claim against or recourse to (whether by operation of law or otherwise) any shareholder, member or partner of such Party in respect of the obligations of such Party; provided that nothing in this Section shall limit or impair the rights of the Parties to enforce their any rights against such shareholder, member or partner set forth in this Agreement.
* * * * *
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EL PASO CORPORATION
By:	/s/ D. Mark Leland
Name:	D. Mark Leland
Title:	Executive Vice President

EL PASO ELBA EXPRESS COMPANY, L.L.C.
By:	/s/ John J. Hopper
Name:	John J. Hopper
Title:	Vice President and Treasurer

SOUTHERN LNG COMPANY, L.L.C.
By:	/s/ John J. Hopper
Name:	John J. Hopper
Title:	Vice President and Treasurer

EL PASO SNG HOLDING COMPANY, L.L.C.
By:	/s/ John R. Sult
Name:	John R. Sult
Title:	Executive Vice President and Chief Financial Officer

EPPP SNG GP HOLDINGS, L.L.C.
By:	/s/ John R. Sult
Name:	John R. Sult
Title:	Executive Vice President and Chief Financial Officer

SOUTHERN NATURAL GAS COMPANY
By:	/s/ John R. Sult
Name:	John R. Sult
Title:	Executive Vice President and Chief Financial Officer

EL PASO PIPELINE PARTNERS, L.P.
By:	El Paso Pipeline GP Company, L.L.C.,
its General Partner

By:	/s/ John J. Hopper
Name:	John J. Hopper
Title:	Vice President and Treasurer

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
By:	/s/ John J. Hopper
Name:	John J. Hopper
Title:	Vice President and Treasurer

DISCLOSURE SCHEDULES
to
CONTRIBUTION AGREEMENT
BY AND AMONG
EL PASO CORPORATION
EL PASO ELBA EXPRESS COMPANY, L.L.C.
EL PASO SNG HOLDING COMPANY, L.L.C.
EPPP SNG GP HOLDINGS, L.L.C.
SOUTHERN LNG COMPANY, L.L.C.
SOUTHERN NATURAL GAS COMPANY
EL PASO PIPELINE PARTNERS, L.P.
AND
EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
dated November 12, 2010
     These Disclosure Schedules are being provided in connection with the Contribution Agreement (the “Agreement”) among El Paso Corporation, El Paso Elba Express Company, L.L.C., El Paso SNG Holding Company, L.L.C., Southern Natural Gas Company, EPPP SNG GP Holdings, L.L.C., Southern LNG Company, L.L.C., El Paso Pipeline Partners, L.P. and El Paso Pipeline Partners Operating Company, L.L.C., dated as of November 12, 2010 (the “Execution Date”). Capitalized terms used in these Disclosure Schedules but not defined herein have the meanings given to such terms in the Agreement. Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected herein. Such additional matters not required by the Agreement are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The inclusion of information in these Disclosure Schedules (1) shall not be construed as an admission of liability with respect to the matters covered by the information and (2) shall not affect (directly or indirectly) the interpretation of the Agreement or the scope of the disclosure obligations thereunder, including being used as a basis for interpreting the terms “material” or “Material Adverse Effect” or any similar qualifications in this Agreement. Any matter or item disclosed on these Disclosure Schedules shall not be deemed to be material (whether singularly or in the aggregate) or deemed to give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being so disclosed herein. Nothing in these Disclosure Schedules is intended nor shall be construed to expand the scope of any representations or warranties contained in Article 3 or Article 4 of the Agreement. The disclosures set forth in these Disclosure Schedules shall be deemed to include and incorporate by reference the matters that are disclosed in any of the Partnership’s or SNG’s filings with the SEC since January 1, 2010, including the Financial Statements and SEC Contracts (collectively, “SEC Documents”). As a result, it shall mean that any matter disclosed in an SEC Document need not be disclosed herein in order to constitute an exception to the representations and warranties set forth in the Agreement. The disclosure of any fact or item in the Agreement, any Ancillary Documents or any schedule herein shall, should the existence of such fact or item be relevant to any other provision of this Agreement, any Ancillary Documents or these Disclosure Schedules, be deemed to be disclosed with respect to that other provision or schedule to which it reasonably relates on its face notwithstanding the omission of any reference or cross-reference thereto. Where a particular document is identified or referred to in these Disclosure Schedules, the full contents of the document are deemed to be disclosed. The information about contracts, agreements or documents listed herein is for identification purposes and is not intended to summarize the terms of such contracts or agreements. Reference should be made to the contracts or agreements themselves for a complete description of their terms. The Parties will be deemed to be aware of, and the contents of and all matters referred to in the documents listed, disclosed or included in these Disclosure Schedules will be deemed to have been disclosed to the Parties. Headings and captions in these Disclosure Schedules are for convenience of reference only and in no way modify, affect, or are to be considered in construing or interpreting any information provided herein.
          The representations and warranties set forth in Article 3 or Article 4 of the Agreement have been made by the applicable Parties solely for the benefit of the other Parties to the Agreement and:
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate,

•	are qualified by the disclosures set forth in these Disclosure Schedules as provided for in the Agreement, which disclosures are not reflected in the Agreement, and

•	may apply standards of materiality in a way that is different from what may be viewed as material to investors.

Schedule 3.4(a)
Capitalization; Title to Subject Interest
1.	Southern LNG, Inc. Note Purchase Agreement dated February 24, 2009

2.	Credit Agreement dated as of May 11, 2009 among Elba Express Company, L.L.C., as the Borrower, Union Bank, N.A., as Issuing Bank, Administrative Agent and Collateral Agent and Lenders Party To This Agreement From Time To Time and for the benefit of Union Bank, as Joint Bookrunner, Barclays Capital, as Joint Bookrunner, Morgan Stanley Bank, N.A., as Documentation Agent and ING Capital LLC, as Documentation Agent

3.	Pledge Agreement between El Paso Elba Express Company, L.L.C. and Union Bank, N.A., dated as of May 11, 2009

4.	Pledge Agreement between Southern Natural Gas Company and Union Bank, N.A., dated as of May 11, 2009

5.	EEC Letter Agreement dated December 19, 2005; Southern Natural Gas Company -10% Class A Units in Elba Express Company L.L.C. — Fourth Amended and Restated Limited Liability Company Agreement of Elba Express Company, L.L.C., dated May 11, 2009

6.	Security Agreement between Elba Express Company, L.L.C., and Union Bank, N.A., dated as of May 11, 2009.

Schedule 3.5(a)(i)
Financial Statements
See attached.

Schedule 3.8
Litigation; Laws and Regulations
A. Litigation
The following lawsuits are pending or have been threatened:
MMS Royalty Claim. Potential reimbursement obligation owed to Total E&P USA associated with five take-or-pay contract settlements reached in the late 1980s with Total’s predecessor.
Louisiana Crawfish Producers Association West v. Amerada Hess, et al. Louisiana State District Court.
Lloyds Litigation. Alabama state court action. SNG is the plaintiff in this case.
Other Litigation. Southern LNG Company, L.L.C. (“SLNG”), Elba Express Company, L.L.C. (“EEC”) and Southern Natural Gas Company (“SNG”) are involved in other litigation that arise in the ordinary course of business, including without limitation less material commercial disputes, various condemnation lawsuits associated with expansion projects, property tax cases, escheat matters, landowner disputes and collection matters.
B. Ad Valorem Tax Disputes
SLNG currently has ad valorem tax disputes relating to three issues: 1) personal property valuation for the period 2003-2007; 2) tax on the gas in inventory; and 3) centralized assessment of SLNG by the Georgia Department of Revenue. SLNG paid over $9M in taxes on personal property to Chatham County for 2003-2007 based on original and agreed valuation. Recent retroactive audits, which are allowed by statute, increased the property values and SLNG has recently been assessed an additional $3.5M. Chatham County has never sent tax bills based on the higher values; therefore, the $3.5 million is not currently due and has not been paid. In addition SLNG has disputed approximately $1 million of ad valorem taxes in 2008, arguing that valuation should be established through a unit value rather than a cost approach.
SLNG has filed protests challenging the new assessment and has entered into arbitration. These protests are pending determination in an optional arbitration program under the jurisdiction of the superior court, with a referee administering the arbitration. At the arbitration held on 1/25 and 1/26/10, the issue for decision for each year was the fair market value of the taxable personal property owned by the taxpayer in Chatham County. The fundamental difference in the party’s positions was the approach to the valuation of the personal property for ad valorem tax purposes. Southern LNG’s position was that the correct way to value FERC regulated property is by the unit value approach. On the other hand, it appears the County has valued the personal property using a basic cost approach with no economic obsolescence. At the hearing, the Board of Tax Assessors had the burden of proving their opinions of value by a preponderance of the evidence. On March 18, 2010, the panel rendered its unanimous awards in each of the five tax years. It is estimated that these awards will result in additional tax of $146,300 total for all five years. The county had sought increased values that would have resulted in additional tax of $3,163,175. This ruling has been appealed to the district court for a trial de novo.
C. FERC Regulatory Proceedings — The following proceedings are pending before the Federal Energy Regulatory Commission (“FERC”) or on appeal from the FERC:
SLNG, EEC, and Southern Natural Gas Company, 120 FERC ¶61,258 (2007), Order Issuing Certificates, Authorizing Abandonments, Granting Authorization and Denying Rehearing, requiring compliance with certain environmental conditions listed in Appendix B thereto.
SLNG, Docket No. CP10-477. (Truck Loading Facilities). Application to abandon certain facilities and to reactivate, expand, operate and lease truck loading facilities.
SLNG, Docket No. RP10-829. (Gas Quality). Tariff filing to implement new gas quality and interchangeability standards.
MOPS Abandonment (CP10-82). Proposal to abandon non-contiguous facilities that are jointly owned by Northern Natural, SNG and FGT. Application has been protested by producers in the area that oppose the abandonment.
EC23 Abandonment (CP11-14). Proposal to abandon facilities that are jointly owned by SNG and Columbia Transmission Company, and transportation service through such facilities.
SLNG, EEC and SNG are regulated by the FERC and are involved in other regulatory proceedings that arise in the ordinary course of business, including without limitation less material tariff filings, smaller expansion projects, reporting and accounting requirements, and audits. The recourse rates and negotiate rates that SLNG and EEC may charge are subject to the jurisdiction of the FERC. In addition, the rates that SNG charges are subject to the jurisdiction of the FERC. Under its current settlement agreement in Docket No. RP09-427, SNG is permitted to file a rate case to be effective no earlier than September 1, 2012 and is required to file a rate case to be effective no later than September 1, 2013.
D. PHMSA Proceedings
PHMSA Audit and NOPV. Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order (“Notice”) to El Paso Pipeline Group.
PHMSA CAOs — PHMSA has issued Corrective Action Orders (CAOs) directing SNG to take certain corrective actions with respect to failures on: 1) 24-inch North Main Loop line near Heflin, AL, 2) 24-inch North Main Line near the Louisville, MS Compressor Station, and 3) 20-inch line near Toca, LA.

Schedule 3.10
Taxes
1. Southern LNG Company, L.L.C.
Georgia Sales Tax
•	The company’s sales and use tax returns for the period January 1, 2006 through May 31, 2009 are being audited by the State of Georgia.
Georgia Income Tax
•	The company’s income tax returns for 2002 through 2005 are being audited by the State of Georgia.
2. Southern Natural Gas Company
Alabama Income Tax
•	2002-2007, the Department of Revenue sent a notice of proposed assessment for 2002 in the amount of $606,024, which the Company protested. The issue relates to the correct amount of net operating loss carryover flowing out of a consolidated return year (2001) into a nexus consolidated year (2002).
Alabama Sales Tax
•	2006-2009, is under audit.

•	2006-2009 (City of Helena), is under audit.

•	2006-2009 (City of Homewood), is under audit.

•	2006-2009 (City of Trussville), is under audit.

•	2006-2009 (Shelby County), is under audit.

•	2006-2009 (Tuscaloosa County), is under audit.

Georgia Income Tax
•	2002-2005, the Department of Revenue sent a notice of proposed assessment in the amount of $212,500 in additional taxes and $74,538 of interest. The Company filed a protest.
Louisiana Income Tax.
•	1997-2001, the Department of Revenue sent a notice of proposed tax due in the amount of $383,416 in additional taxes, $481,730 of interest and $8,621 in penalties. The Company filed a protest.

•	2002-2006, the Department of Revenue sent draft work papers reflecting an assessment of $1,156,191 in additional taxes and $643,037 of interest. The Company filed a protest.
Louisiana Franchise Tax
•	1998-2002, the Department of Revenue sent a notice of proposed tax due in the amount of $687,480 in additional taxes, $944,920 of interest and $8,746 in penalties. The Company filed a protest.

•	2003-2007, the Department of Revenue sent draft work papers reflecting an assessment of 1,388,010 of tax and 741,152 of interest. The Company filed a protest.
Louisiana Natural Gas Franchise Tax
•	2002-2004, the Company filed a petition with the Board of Tax Appeals requesting a refund of approximately $450,000 of the natural gas franchise tax (the Department of Revenue denied our original claim for refund).

•	2005-2007, is under audit.
Louisiana Sales Tax
•	Taxable period undetermined (Jackson Parish), is under audit.

•	2001-2005 (Jefferson Parish), received preliminary no change work papers.

•	2001-2005 (LaFourche Parish), received preliminary no change work papers.

•	Taxable period undetermined (St. Charles Parish), is under audit.

•	2001-2005 (St. Charles Parish), received preliminary no change work papers.

•	2001-2005 (Terrebonne Parish), received preliminary no change work papers.

•	2001-2005 (Vernon Parish), received preliminary no change work papers.
Mississippi Income Tax
•	2001-2003, the Department of Revenue sent draft work papers reflecting an assessment of $125,519. The Company filed a protest.
Mississippi Sales Tax
•	2002-2004, is under audit.
Federal Income Tax
•	2005-2006, is closed. These years have been settled and the following adjustments accepted: (i) an adjustment for Section 263A capitalized interest in the amount of $1,309,184 for 2005 and $182,470 for 2006, (ii) an adjustment for depreciation related to capitalized interest of ($65,459) for 2005 and ($133,497) for 2006, (iii) an adjustment for capitalization of expenditures in the amount of $0 for 2005 and $3,600,939 for 2006, and (iv) an adjustment for depreciation related to capitalized expenditures of ($0) for 2005 and ($120,031) for 2006.

•	2007-08, is under audit.

Schedule 3.11
Environmental Matters
A. Remediation Projects — SNG
General Background. SNG is subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At September 30, 2010, SNG had accrued less than $1 million for expected remediation costs and associated onsite, offsite and groundwater technical studies.
CERCLA Restitution Notice (EPA). SNG was named as potentially responsible party (PRP) under a previous settlement entered into with the EPA in 1999 relating to the Port Refinery Superfund Site in Rye Brook, New York. EPA has stated that it is seeking a total of $7 million in reimbursement from a number of parties. Based on the small amount of material sent by SNG to this site and the precedence of the prior settlement, SNG believes that EPA will only be seeking a de minimis settlement from SNG.
Sandy Hook Site. Remediation activities are ongoing along pipeline site formerly owned by SNG.
Iron Bowl Site. Conducting groundwater monitoring in response to historical hydrocarbon release.
B. Compliance Matters — SNG
Notice of Violation, Albany, Georgia Compressor Station. On October 22, 2010, the Georgia Environmental Protection Division (GEPD) issued a notice of violation (NoV) to SNG concerning turbine no. 3 at SNG’s Albany, Georgia compressor station. The NoV concerns the control set point for the combustor outlet temperature for that turbine and whether such set point was set correctly based on previously-conducted testing and related reporting issues. GEPD has provided a deadline of late November for SNG to respond. The NoV does not state what amount of, if any, penalty may be sought.
We expect to make capital expenditures for environmental matters of approximately $2 million in the aggregate for the remainder of 2010 through 2014, primarily, to be expended from 2010 to 2013 associated with the impact of the EPA rule related to emissions of hazardous air pollutants from reciprocating internal combustion engines which was finalized in August 2010. Our engines that are subject to the regulations have to be in compliance by October 2013.
C. Compliance Matters — SLNG
Notice of Violation, Train III Vaporizers. Pursuant to the terms of our air permits for the SLNG’s Train III vaporizers, we are required to submit reports to the GEPD with regard to compliance with such permits. We have conducted an initial performance test and a Relative Accuracy Test Audit (RATA) on the Predictive Emissions Monitoring System (PEMS) for the Train III vaporizers and submitted reports to GEPD concerning those actions and we are currently in discussions with GEPD concerning these tests and reports. On November 2, 2010, GEPD issued a NoV to SLNG alleging violations of SLNG’s air permit related to these issues. The NoV does not specify if any penalty will be sought. SLNG’s response to the NoV is due by December 8, 2010.

Schedule 3.12
Licenses; Permits
1. SLNG, EEC, and Southern Natural Gas Company, 120 FERC ¶61,258 (2007), Order Issuing Certificates, Authorizing Abandonments, Granting Authorization and Denying Rehearing, requiring compliance with certain environmental conditions listed in Appendix B thereto.
2. The following projects are in various stages of permitting:
SNG
Southeast Supply Header (SESH) (CP09-40, et al.) — Joint certificate application of SESH and SNG pipeline expansion — Phase II — project. The Phase II Expansion Project involves the addition of new compressor engines at two existing compressor stations which will increase the total capacity of the jointly-owned SESH pipeline from 1,140,000 MMBtu/d to 1,500,000 MMBtu/d. The expansion will increase SNG’s share of the capacity to 500,000 MMcf/d.
South System III Expansion (CP09-36) — Expansion of SNG pipeline system to serve Southern Company’s plant McDonough that is being constructed in Atlanta, Georgia. The project is to be built in three phases for a total Southern Company contract quantity equal to 375 MMcf/d. The first phase of the project will be placed into service in approximately January, 2011. FERC approval was received on August 27, 2009.
Pipeline Integrity (Coupled Pipe) (CP10-36) — Replacement and/or abandonment of certain segments of SNG’s North Main and North Main Loop lines west of its Louisville, Mississippi Compressor Station. FERC approval was received on April 7, 2010.

Schedule 3.13
Contracts
Elba Express Company, L.L.C.
Transportation
Precedent Agreement dated December 19, 2005 between Elba Express Company, LLC and Shell NA LNG LLC
Firm Transportation Service Agreement Under Rate Schedule FTS, dated October 5, 2007 by and between Elba Express Company and Shell NA LNG LLC
Precedent Agreement between BG LNG Services, LLC and Elba Express Company, LLC dated December 19, 2005
Amendment and Assignment of Precedent Agreement dated December 19, 2005 between Southern LNG Inc., BG LNG Services LLC and Elba Express Company, LLC
Second Amendment to Precedent Agreement dated January 9, 2006 between Elba Express Company, LLC and BG LNG Services LLC
Other/Shippers
EEC Letter Agreement between EEC and SNALNG dated December 19, 2005
Letter Agreement between SNALNG, EEC, and SLNG dated November 30, 2009.
Umbrella Agreement dated June 16, 2007 by and among Shell NA LNG LLC, Elba Express Company, LLC, Southern LNG Inc and Southern Natural Gas Company
Elba Expansion Agreement dated December 19, 2005 between Southern LNG Inc., BG LNG Services, LLC, Elba Express Company, LLC and Shell NA LNG LLC First Amendment to Elba Expansion Agreement dated July 25, 2007 Second Amendment to Elba Expansion Agreement dated November 30, 2009
Third Amendment to Elba Expansion Agreement dated March 5, 2010
Replacement Guarantee from Shell Oil Company in favor of EEC dated April 1, 2010
Umbrella Agreement dated December 19, 2005 between Southern Natural Gas Company, Southern LNG Inc., Elba Express Company, LLC and BG LNG Services, LLC
First Amendment to Umbrella Agreement dated December 19, 2005 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC

Second Amendment to Umbrella Agreement dated April 21, 2006 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services, LLC
Third Amendment to Umbrella Agreement dated July 5, 2006 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC
Fourth Amendment to Umbrella Agreement dated March 29, 2007 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC
Waiver, Amendment and Agreement dated July 25, 2007 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC
Sixth Amendment to Umbrella Agreement dated December 28, 2007 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC
Rescission of Waiver, Amendment and Agreement with BGLS dated June 25, 2009
Amendment No. 1 to Rescission Agreement with BGLS dated November 30, 2009
Other
Credit Agreement dated May 11, 2009 between Elba Express Company, LLC, as the Borrower, Union Bank, N.A., as the Issuing Bank, Administrative Agent and Collateral Agent and Lender Party to this Agreement from Time to Time, and for the benefit of Union Bank, as Joint Bookrunner, Barclays Capital, As Joint Bookrunner, Morgan Stanley Bank, N.A., as Documentation Agent and ING Capital LLC, as Documentation Agent (and ancillary documents and agreements related thereto)
Base Equity and Contingent Support Agreement dated May 11, 2009 Elba Express Company, L.L.C. as the Borrower and El Paso Corporation as the Sponsor and Union bank, N.A. as the Administrative Agent
Equity Reimbursement Agreement between El Paso, EEC, El Paso SNG Holdings, SNG, SNG Pipeline Services, TGP, CIG and El Paso Energy Service Company dated May 11, 2009.
Management Services Agreement dated November 1, 2007 between Southern Natural Gas Company and Elba Express Company, LLC
Interconnection Agreement dated April 24, 2009 between Elba Express Company, LLC and Southern LNG, Inc.

Pipeline Balancing Agreement dated March 27, 2009 between Southern Natural Gas Company and Elba Express Company, LLC
Interconnection Agreement between EEC and Transcontinental Gas Pipeline Corporation dated February 20, 2008 (Zone 4)
Interconnection Agreement between EEC and Transcontinental Gas Pipeline Corporation dated February 20, 2008 (Zone 5)
Construction, Installation, Operation and Maintenance Agreement for the Interconnections and Tie-In of EEC and SNG dated April 24, 2009
EEC/Transco Operational Balancing Agreement dated May 11, 2009
FERC GAS TARIFF, Volume No. 1 of Elba Express Company, L.L.C. filed with the FERC on January 29, 2010 and approved February 26, 2010
Joint Ownership Agreement between Southern Natural Gas Company, Elba Express Company, LLC, Union Bank, dated May 11, 2009, with joinders from Carolina Gas Transmission and Magnolia Enterprise Holdings, Inc.
Southern LNG Company, L.L.C.
Storage/Terminalling
SHELL
Option Agreement dated December 19, 2005 by and between Southern LNG Inc. and Shell NA LNG LLC
SLNG and SNALNG Letter Agreement dated December 19, 2005 (Shell)
Precedent Agreement dated December 19, 2005 by and between Southern LNG Inc. and Shell NA LNG LLC
Service Agreement under Rate Schedule LNG-1 dated May 27, 2003 between Southern LNG Inc. and Shell NA LNG LLC
Service Agreement under Rate Schedule LNG-3 dated October 5, 2007 between Southern LNG Inc. and Shell NA LNG LLC
Amendment dated November 30, 2009 to SLNG Letter Agreement, EEC Precedent Agreement and Option Agreement.
Amendment to December 19, 2005 Agreements dated September 19, 2006 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company, LLC and Shell NA LNG LLC
British Gas

Guarantee dated December 19, 2003 by BG Energy Holdings Limited in favor of Southern LNG Inc.
Precedent Agreement dated December 19, 2005 by and between Southern LNG Inc. and BG LNG Services LLC
Service Agreement under Rate Schedule LNG-2 dated October 18, 2003 between Southern LNG Inc. and BG LNG Services, LLC
Service Agreement under Rate Schedule LNG-1 dated December 19, 2003 between Southern LNG Inc. and BG LNG Services, LLC
Rescission of Waiver, Amendment and Agreement dated June 25, 2009
Amendment No. 1 to Rescission Agreement dated November 30, 2009
Other Shell/BG
Umbrella Agreement dated June 16, 2007 by and among Shell NA LNG LLC, Elba Express Company, LLC, Southern LNG Inc and Southern Natural Gas Company
Elba Expansion Agreement dated December 19, 2005 between Southern LNG Inc., BG LNG Services, LLC, Elba Express Company, LLC and Shell NA LNG LLC
First Amendment to Elba Expansion Agreement dated July 25, 2007
Second Amendment to Elba Expansion Agreement dated November 30, 2009.
Third Amendment to Elba Expansion Agreement dated March 5, 2010.
Umbrella Agreement dated December 19, 2005 between Southern Natural Gas Company, Southern LNG Inc., Elba Express Company, LLC and BG LNG Services, LLC
First Amendment to Umbrella Agreement dated December 19, 2005 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC
Second Amendment to Umbrella Agreement dated April 21, 2006 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services, LLC
Third Amendment to Umbrella Agreement dated July 5, 2006 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC

Fourth Amendment to Umbrella Agreement dated March 29, 2007 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC
Waiver, Amendment and Agreement dated July 25, 2007 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC
Sixth Amendment to Umbrella Agreement dated December 28, 2007 between Southern LNG Inc., Southern Natural Gas Company, Elba Express Company LLC and BG LNG Services LLC

Schedule 3.14
Transaction with Affiliates
1.	Management Services Agreement by and between Southern Natural Gas Company and Elba Express Company, LLC dated November 1, 2007

2.	Purchase and Sale Agreement dated September 29, 2006 and amended April 14, 2009, between Southern Natural Gas Company, as Buyer, and Elba Express Company, LLC, as Seller

3.	Purchase and Sale Agreement dated February 3, 2006, with a first Amendment dated March 2, 2009 and with a second Amendment dated April 14, 2009, between Southern Natural Gas Company, as Seller, and Elba Express Company, LLC, as Buyer

4.	Joint Ownership Agreement between SNG and EEC dated May 11, 2009 with Joinder Instruments from Carolina Gas Transmissions Corporation and Magnolia Enterprise Holdings, Inc

5.	Interconnection Agreement between Southern LNG, Inc. and Elba Express Company, LLC dated April 24, 2009

6.	Pipeline Balancing Agreement dated March 27, 2009, between Southern Natural Gas Company and Elba Express Company, LLC

7.	Pipeline Balancing Agreement dated September 1, 2001 between Southern Natural Gas Company and SLNG.

8.	Management Services Agreement by and between Southern Natural Gas Company and Southern LNG, Inc. dated November 1, 2007

9.	Master Services Agreement dated November 1, 2007

10.	Construction, Installation, Operation, and Maintenance Agreement for the Interconnections and Tie-In of Elba Express Company, LLC and Southern Natural Gas Company dated April 24, 2009

11.	Cash Management Agreement dated April 1, 2010, between El Paso Pipeline Partners Operating Company, L.L.C. and Southern LNG Inc.

12.	Management Services Agreement dated November 1, 2007, by and between Southern Natural Gas Company and Bear Creek Storage Company

13.	Management Services Agreement dated November 1, 2007, by and between Southern Natural Gas Company and Southern Gulf LNG Company, LLC

14.	Service Agreement, dated as of July 25, 2009, by and between Southern Natural Gas Company and Bear Creek Storage Company.

15.	Bear Creek Storage Company, Operating Agreement dated February 10, 2010, by and between Tennessee Gas Pipeline Company and Southern Natural Gas Company showing Southern Natural Gas Company as Operator.

16.	Cash Management Agreement dated November 1, 2007, by and between El Paso Corporation and Southern Natural Gas Company.

EXHIBIT A
Form of Contribution, Conveyance and Assumption Agreement

CONTRIBUTION, CONVEYANCE
AND ASSUMPTION AGREEMENT
BY AND AMONG
EL PASO PIPELINE PARTNERS, L.P.
EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
EL PASO ELBA EXPRESS COMPANY, L.L.C.
EL PASO SNG HOLDING COMPANY, L.L.C
EPPP SNG GP HOLDINGS, L.L.C
SOUTHERN LNG COMPANY, L.L.C.
SOUTHERN NATURAL GAS COMPANY
EL PASO PIPELINE GP COMPANY, L.L.C
AND
EL PASO CORPORATION
November 19, 2010

TABLE OF CONTENTS
RECITALS
ARTICLE 1
DEFINITIONS
ARTICLE 2
CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Section 2.1	Distribution by EP SNG of the SNG Subject Interest to El Paso	4
Section 2.2	Contribution by El Paso of the Subject Interests to the Operating Company	4
Section 2.3	Contribution by the Operating Company of the SNG Subject Interest to EPPP SNG	4
Section 2.4	Payment of the Consideration	4
ARTICLE 3
FURTHER ASSURANCES

Section 3.1	Further Assurances	4
Section 3.2	Other Assurances	4
ARTICLE 4
CLOSING TIME

ARTICLE 5
MISCELLANEOUS

Section 5.1	Order of Completion of Transactions	5
Section 5.2	Headings; References; Interpretation	5
Section 5.3	Successors and Assigns	5
Section 5.4	No Third Party Rights	5
Section 5.5	Counterparts	5
Section 5.6	Governing Law	6
Section 5.7	Severability	6
Section 5.8	Amendment or Modification	6
Section 5.9	Integration	6
Section 5.10	Deed; Bill of Sale; Assignment	6

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CONTRIBUTION, CONVEYANCE
AND ASSUMPTION AGREEMENT
     This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of November 19, 2010, is entered into by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company and direct wholly-owned subsidiary of the Partnership (the “Operating Company”), El Paso Elba Express Company, L.L.C., a Delaware limited liability company (“Elba Express”), El Paso SNG Holding Company, L.L.C., a Delaware limited liability company and direct wholly-owned subsidiary of El Paso Corporation (“EP SNG”), EPPP SNG GP Holdings, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of the Partnership (“EPPP SNG”), Southern LNG Company, L.L.C., a Delaware limited liability company (“SLNG”), Southern Natural Gas Company, a Delaware general partnership (“SNG”), El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of El Paso (“EPP GP”), and El Paso Corporation, a Delaware corporation (“El Paso”). The parties to this Agreement are collectively referred to herein as the “Parties.” El Paso and EPP SNG are referred to herein collectively as the “Contributing Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.
RECITALS
     WHEREAS, the Contributing Parties desire to transfer to the Partnership a 49% membership interest in Elba Express (the “Elba Express Subject Interest”), a 49% membership interest in SLNG (the “SLNG Subject Interest”), and a 15% general partner interest in SNG (the “SNG Subject Interest” and together with the Elba Express Subject Interest and the SLNG Subject Interest, the “Subject Interests”) pursuant to the terms of the Contribution Agreement (as defined below) and this Agreement; and
     WHEREAS, El Paso owns a 49% membership interest in Elba Express and a 49% membership interest in SLNG; and
     WHEREAS, EP SNG owns a 55% general partner interest in SNG; and
     WHEREAS, after giving effect to the completion of the contribution of the Subject Interests referred to above pursuant to the terms of this Agreement and the Contribution Agreement (as defined below), the Operating Company will own a 100% membership interest in each of Elba Express and SLNG and EPPP SNG will own a 60% general partner interest in SNG; and
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recitals, and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the Partnership, the Operating Company, Elba Express, EP SNG, EPPP SNG, SLNG, SNG and El Paso entered into that certain Contribution Agreement (the “Contribution Agreement”), dated November 12, 2010 pursuant to which the Partnership agreed to acquire the Subject Interests from the Contributing Parties for aggregate consideration of $1,133 million (as may be adjusted pursuant to the Contribution Agreement).

     WHEREAS, concurrently with the consummation of the transactions contemplated hereby (the “Closing”), each of the following shall occur:
          1. EP SNG will transfer the SNG Subject Interest to El Paso.
          2. El Paso will transfer the Subject Interests to the Operating Company in exchange for the Consideration, paid in the form specified in the Contribution Agreement.
          3. The Operating Company will contribute the SNG Subject Interest to EPPP SNG.
          4. The limited liability company and general partnership agreements of the aforementioned entities will be amended to the extent necessary to reflect the matters and transactions mentioned in this Agreement.
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 The following capitalized terms shall have the meanings given below.
     (a) “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
     (b) “Consideration” has the meaning assigned to such term in the Contribution Agreement.
     (c) “Closing” has the meaning assigned to such term in the recitals.
     (d) “Closing Date” has the meaning assigned to such term in the Contribution Agreement.
     (e) “Closing Time” shall mean 9:00 a.m. Houston, Texas time on the Closing Date.
     (f) “Contributing Parties” has the meaning assigned to such term in the first paragraph of this Agreement.
     (g) “Contribution Agreement” has the meaning assigned to such term in the recitals.
     (h) “Elba Express” has the meaning assigned to such term in the first paragraph of this Agreement.
     (i) “Elba Express Subject Interest” has the meaning assigned to such term in the recitals.

2

     (j) “El Paso” has the meaning assigned to such term in the first paragraph of this Agreement.
     (k) “EP SNG” has the meaning assigned to such term in the first paragraph of this Agreement.
     (l) “EPP GP” has the meaning assigned to such term in the first paragraph of this Agreement.
     (m) “EPPP SNG” has the meaning assigned to such term in the first paragraph of this Agreement.
     (n) “General Partner Units” has the meaning assigned to such term in the Partnership Agreement.
     (o) “GP Cash Contribution” has the meaning assigned to such term in the recitals.
     (p) “Operating Company” has the meaning assigned to such term in the first paragraph of this Agreement.
     (q) “Parties” has the meaning assigned to such term in the first paragraph of this Agreement.
     (r) “Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.
     (s) “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 21, 2007, as amended by Amendment No. 1 thereto, dated as of July 28, 2008.
     (t) “SLNG” has the meaning assigned to such term in the first paragraph of this Agreement.
     (u) “SLNG Subject Interest” has the meaning assigned to such term in the recitals.
     (v) “SNG” has the meaning assigned to such term in the first paragraph of this Agreement.
     (w) “SNG Subject Interest” has the meaning assigned to such term in the recitals.
     (x) “Subject Interests” has the meaning assigned to such term in the recitals.

3

ARTICLE 2
CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS
     Section 2.1 Distribution by EP SNG of the SNG Subject Interest to El Paso. EP SNG hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to El Paso, its successors and assigns, for its and their own use forever, all right, title and interest in and to the SNG Subject Interest, and El Paso hereby accepts such SNG Subject Interest from EP SNG.
     Section 2.2 Contribution by El Paso of the Subject Interests to the Operating Company. El Paso hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Operating Company, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Subject Interests, and the Operating Company hereby accepts such Subject Interests from El Paso.
     Section 2.3 Contribution by the Operating Company of the SNG Subject Interest to EPPP SNG. Operating Company hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to EPPP SNG, its successors and assigns, for its and their own use forever, all right, title and interest in and to the SNG Subject Interest, and the Operating Company hereby accepts such SNG Subject Interest from the Operating Company.
     Section 2.4 Payment of the Consideration. The Parties acknowledge that the Operating Company has paid the Consideration to El Paso. El Paso hereby acknowledges receipt of the Consideration.
ARTICLE 3
FURTHER ASSURANCES
     Section 3.1 Further Assurances. From time to time after the Closing Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) to more fully assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) to more fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.
     Section 3.2 Other Assurances. From time to time after the Closing Time, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Partnership or its subsidiaries own the Subject Interests that are identified in this Agreement.

4

ARTICLE 4
CLOSING TIME
     Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article 2 or Article 3 of this Agreement shall be operative or have any effect until the Closing Time, at which time all the provisions of Article 2 and Article 3 of this Agreement shall be effective and operative in accordance with Article 5, without further action by any Party hereto.
ARTICLE 5
MISCELLANEOUS
     Section 5.1 Order of Completion of Transactions. The transactions provided for in Article 2 and Article 3 of this Agreement shall be completed immediately following the Closing Time in the following order: first, the transactions provided for in Article 2 shall be completed in the order set forth therein; and second, following the completion of the transactions as provided in Article 2, the transactions, if they occur, provided for in Article 3 shall be completed.
     Section 5.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     Section 5.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     Section 5.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     Section 5.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

5

     Section 5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
     Section 5.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
     Section 5.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Agreement.
     Section 5.9 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.
     Section 5.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
[Signature pages follow]

6

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

EL PASO PIPELINE PARTNERS, L.P.
By:	EL PASO PIPELINE GP COMPANY, L.L.C.,
Its General Partner

By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

EL PASO ELBA EXPRESS COMPANY, L.L.C.
By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

EL PASO SNG HOLDING COMPANY, L.L.C.
By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

EPPP SNG GP HOLDINGS, L.L.C.
By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

[Signature page to Contribution, Conveyance and Assumption Agreement]

SOUTHERN LNG COMPANY, L.L.C.
By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

SOUTHERN NATURAL GAS COMPANY
By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

EL PASO PIPELINE GP COMPANY, L.L.C.
By:	/s/ John J. Hopper
	Name:	John J. Hopper
	Title:	Vice President and Treasurer

EL PASO CORPORATION
By:	/s/ D. Mark Leland
	Name:	D. Mark Leland
	Title:	Executive Vice President

[Signature page to Contribution, Conveyance and Assumption Agreement]

EXHIBIT B

Form of Certificate of Non-Foreign Status
Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by El Paso Corporation (“El Paso”), the undersigned hereby certifies as follows:
1.	El Paso is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of U.S. income taxation (as those terms are defined in the Internal Revenue Code of 1986, as amended and the Treasury regulations thereunder);

2.	El Paso is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);

3.	El Paso’s taxpayer identifying number is 76-0568816; and

4.	El Paso’s office address is 1001 Louisiana Street, Houston, Texas 77002.
El Paso understands that this certification may be disclosed to the Internal Revenue Service by the buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalty of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare I have authority to sign this document.

EL PASO CORPORATION

By:

Name:

Title:

EXHIBIT C
Form of Promissory Note

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.,
as the Issuer
EL PASO PIPELINE PARTNERS, L.P.,
as party to the Parent Guaranty

NOTE PURCHASE AGREEMENT

Dated as of [                    ], 2010
$[718],000,000 Floating Rate Senior Notes, due 360 days from the date of issuance, 2011

i

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE 5.3	—	Disclosure Materials
SCHEDULE 5.4	—	Subsidiaries
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.15	—	Existing Indebtedness
SCHEDULE 5.18	—	Environmental Matters
SCHEDULE 10.1	—	Liens
SCHEDULE 10.9	—	Burdensome Agreements
EXHIBIT 1.1	—	Form of Note
EXHIBIT 1.3(a)	—	Form of Subsidiary Guaranty
EXHIBIT 1.3(b)	—	Form of Parent Guaranty
EXHIBIT 4.4	—	Form of Opinions of Counsel for the Issuer and the MLP
EXHIBIT 7.2	—	Form of Compliance Certificate

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
EL PASO PIPELINE PARTNERS, L.P.
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2600
$[718],000,000 Floating Rate Senior Notes, due [                    ], 2011
Dated as of [                    ], 2010
TO EACH OF THE PURCHASERS LISTED IN
          THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
          EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C., a Delaware limited liability company (the “Issuer”), and EL PASO PIPELINE PARTNERS, L.P., a Delaware limited partnership (the “MLP”), agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and collectively, the “Purchasers”) as follows:
1. AUTHORIZATION OF NOTES.
1.1 Description of Notes to be Initially Issued.
          The Issuer has authorized the issue and sale of $[718],000,000 aggregate principal amount of its Floating Rate Senior Notes, due 360 days from the date of issuance, 2011 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by the Purchasers and the Issuer. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
1.2 Interest Rate.
          (a) The Notes shall bear interest (computed on the basis of a 360-day year and actual days elapsed) (i) on the unpaid principal thereof from the date of issuance at the rate stated in clause (a) of the first paragraph of the Note payable quarterly in arrears on the last day of March, June, September and December in each year commencing on [                    ], 20[__], until such principal sum shall have become due and payable (whether at maturity, upon prepayment or otherwise) and (ii) to the extent permitted by applicable law, on any overdue principal, any overdue installment of interest and any overdue payment of LIBOR Breakage Amount from the due date thereof (whether by acceleration or otherwise) at the applicable Default Rate until paid.
          (b) Whenever the Applicable Floating Rate consists of the Adjusted LIBOR Rate, the Adjusted LIBOR Rate shall be determined by the Issuer, and notice thereof shall be given to the holders of the Notes, together with such information as the holders of the Notes may reasonably request for verification (including in all events, a facsimile transmission of the relevant screen and calculations), on the second Business Day preceding each Interest Period. In the event that the Required Holders do not concur with such determination by the Issuer, as evidenced by notice to the Issuer by such Required Holders within ten (10) Business Days after receipt by such holders of the notice delivered by the Issuer pursuant to the previous sentence, the determination of the Adjusted LIBOR Rate shall be made by the Required Holders in accordance with the provisions of this Agreement and shall be conclusive and binding absent manifest error.
1.3 Guaranties; Release.
     (a) Subsidiary Guaranty. The payment by the Issuer of all amounts due on or in respect of the Notes and the performance by the Issuer of its obligations under this Agreement will be guaranteed by each Subsidiary Guarantor executing and delivering a subsidiary guaranty in substantially the form of the attached Exhibit 1.3(a), as it may be amended or supplemented from time to time (a “Subsidiary Guaranty”), after the date of this Agreement in accordance with Section 9.7.
     (b) Parent Guaranty. The payment by the Issuer of all amounts due on or in respect of the Notes and the performance by the Issuer of its obligations under this Agreement will be guaranteed by the MLP pursuant to a parent guaranty in substantially the form of the attached Exhibit 1.3(b), as it may be amended or supplemented from time to time (the “Parent Guaranty”).
     (c) Release of Guaranties. Each holder of a Note acknowledges and agrees that a Subsidiary Guarantor shall be fully released and discharged from its Subsidiary Guaranty and each holder of a Note fully releases and discharges such Subsidiary Guarantor from its Subsidiary Guaranty immediately and without any further act, upon such Subsidiary being released and discharged as a guarantor under and in respect of the Credit Agreement; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration is paid or given to any holder of Indebtedness under the Credit Agreement in connection with such release, other than the repayment of all or a portion of such Indebtedness under the Credit Agreement, each holder of a Note receives equivalent consideration on a pro rata basis; and (iii) at the time of such release and discharge, the Issuer delivers to each holder of a Note a certificate of a Responsible Officer certifying (a) that such Subsidiary Guarantor has been or is being released and discharged as a guarantor under and in respect of the Credit Agreement and (b) as to the matters set forth in clauses (i) and (ii).

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2. SALE AND PURCHASE OF NOTES.
          Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, at the Closing provided for in Section 3, Notes in the denomination, principal amount and series specified opposite such Purchaser’s name in Schedule A at the purchase price of [100]% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation hereunder by any other Purchaser.
3. CLOSING.
          The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of El Paso Corporation at 1001 Louisiana Street, Houston, Texas 77002 at [9:00 a.m.], Houston time, at a closing (the “Closing”) on [                    , 2010] or on such other Business Day thereafter on or prior to [                    , 2010] as may be agreed upon by the Issuer and the Purchasers. At the Closing the Issuer will deliver to each Purchaser the Notes to be purchased by it in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of this Agreement and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuer to account number [100-8944 at Mellon Bank, Pittsburgh, Pennsylvania, ABA No. 043 000 261], FAO: El Paso Pipeline Partners Operating Company, L.L.C. If at the Closing the Issuer fails to tender such Notes to each Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment.
4. CONDITIONS TO CLOSING.
          Each Purchaser’s obligation to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
4.1 Representations and Warranties.
          The representations and warranties of the Issuer and the MLP in this Agreement shall be correct when made and at the time of the Closing.
4.2 Performance; No Default.
          The Issuer shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. None of the Issuer, the MLP or any Subsidiary shall have entered

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into any transaction since [September 30, 2010] that would have been prohibited by Section 10 had such Section applied since such date.
4.3 Compliance Certificates.
     (a) Officer’s Certificate. The Issuer shall have delivered to the Purchasers an Officer’s Certificate, dated the date of this Agreement, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
     (b) Secretary’s Certificates. Each of the Issuer and the MLP shall have delivered to the Purchasers a certificate certifying as to the resolutions attached thereto and other limited liability company or limited partnership proceedings, as the case may be, relating to the authorization, execution and delivery of the Notes, the Parent Guaranty, and this Agreement.
4.4 Opinions of Counsel.
          Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of this Agreement from [                    ], outside counsel to the Issuer and the MLP, and the general counsel to the General Partner, covering the matters set forth in Exhibit 4.4 and covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Issuer and the MLP instruct their counsel to deliver such opinion to the Purchasers).
4.5 Purchase Permitted By Applicable Law, etc.
          On the date of this Agreement, such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the FRB) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of this Agreement. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from the Issuer certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
4.6 [Reserved].
4.7 [Reserved].
4.8 [Reserved].
4.9 Changes in Corporate Structure.
          Neither the Issuer nor the MLP shall have changed its jurisdiction of organization or been a party to any merger or consolidation or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

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4.10 Parent Guaranty.
          The MLP shall have executed and delivered the Parent Guaranty in favor of the Purchasers, and each Purchaser shall have received a copy of the executed Parent Guaranty.
4.11 [Reserved].
4.12 Proceedings and Documents.
          All limited liability company or limited partnership, as the case may be, and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
4.13 Transfer Transaction.
          [The transfer of [                    ] to the Issuer, as described in [the Information Document], shall be consummated concurrently with Closing.]
5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE MLP.
          Each of the Issuer and the MLP represents and warrants to each Purchaser that:
5.1 Organization; Power and Authority.
          Each of the Issuer and the MLP is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Issuer and the MLP has the limited liability company or limited partnership power and authority (as the case may be) to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes (as the case may be) and to perform the provisions hereof and thereof.

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5.2 Authorization, etc.
          (a) This Agreement and the Notes have been duly authorized by all necessary limited liability company or limited partnership action (as the case may be) on the part of the Issuer, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The Parent Guaranty and this Agreement have been duly authorized by all necessary limited partnership action on the part of the MLP and upon execution and delivery thereof will constitute the legal, valid and binding obligation of the MLP, enforceable against the MLP in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3 Disclosure.
          The Issuer, through its agent [Banc of America Securities LLC], has delivered to each Purchaser a copy of [Preliminary Prospectus Supplement dated ________, 2010] (the “Information Document”), relating to the transactions contemplated hereby. Except as disclosed in Schedule 5.3, this Agreement, the Information Document, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Issuer in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Information Document or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since [September 30], 2010, there has been no change in the financial condition, operations, business or properties of the MLP, the Issuer or any of its respective Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No event or condition known to the Issuer or the MLP that could reasonably be expected to have a Material Adverse Effect has occurred or exists and has not been set forth herein or in the Information Document or in the other documents, certificates and other writings delivered to each Purchaser by or on behalf of the Issuer specifically for use in connection with the transactions contemplated hereby.

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5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.
     (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the MLP’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the MLP, the Issuer and each Subsidiary, (ii) all material equity Investments of the MLP or the Issuer in any other Business Entity, and (iii) the General Partner’s and the Issuer’s senior officers. Each Subsidiary of the Issuer listed in Schedule 5.4 is designated as a Restricted Subsidiary of the Issuer.
     (b) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Issuer and its respective Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Issuer or another Subsidiary thereof free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
     (c) Each Subsidiary of the MLP or the Issuer identified in Schedule 5.4 is a corporation or Business Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other Business Entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
     (d) Except as permitted under Section 10.9, no Subsidiary of the MLP or the Issuer is party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the Credit Agreement, the agreements listed on Schedule 10.9 and customary limitations imposed by corporate, partnership or limited liability company law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Issuer or any of its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.
5.5 Financial Statements.
          The Issuer has delivered to each Purchaser copies of the consolidated financial statements of the MLP and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the MLP and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The MLP and its Subsidiaries taken as a whole do not have any Material liabilities that are not

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disclosed on such financial statements or otherwise disclosed in the Information Document, other than any such liabilities arising in the ordinary course of business subsequent to the date of such financial statements.
5.6 Compliance with Laws, Other Instruments, etc.
          (a) The execution, delivery and performance by the Issuer of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Issuer or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, lease, Organization Document, or any other Material agreement or instrument to which the Issuer or any such Subsidiary is bound or by which the Issuer or any such Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Issuer or any such Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA Patriot Act, applicable to the Issuer or any such Subsidiary.
          (b) The execution, delivery and performance by the MLP of the Parent Guaranty and this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the MLP under, any agreement or Organization Document to which the MLP is bound or by which the MLP or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the MLP or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the MLP.
5.7 Governmental Authorizations, etc.
          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Issuer of this Agreement or the Notes, or (b) the MLP of the Parent Guaranty or this Agreement.
5.8 Litigation; Observance of Agreements, Statutes and Orders.
     (a) There are no actions, suits or proceedings pending or, to the knowledge of the MLP or the Issuer, threatened against or affecting the MLP, the Issuer or any Subsidiary thereof or any property of the MLP, the Issuer or any Subsidiary thereof in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (b) None of the MLP, the Issuer or any Subsidiary thereof is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which

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default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.9 Taxes.
          The MLP, the Issuer and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the failure to file or pay which, as applicable, would have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being diligently contested in good faith by appropriate proceedings and with respect to which the MLP, the Issuer or such Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Issuer knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the MLP, the Issuer and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.
5.10 Title to Property; Leases.
          The MLP, the Issuer and its Subsidiaries have good and sufficient title to their respective properties except for such defects of title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case free and clear of Liens prohibited by this Agreement. All leases of the MLP, the Issuer or any Subsidiary are valid and subsisting and are in full force and effect in all material respects, except leases the failure of which to maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.11 Licenses, Permits, etc.
     (a) The MLP, the Issuer and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, except to the extent that the failure to own or possess the same could not reasonably be expected to have a Material Adverse Effect, and there are no known conflicts of the same with the rights of others that could reasonably be expected to have a Material Adverse Effect.
     (b) To the best knowledge of the MLP and the Issuer, no product of the MLP, the Issuer or any Subsidiary of the Issuer infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, which infringement could reasonably be expected to have a Material Adverse Effect.
     (c) To the best knowledge of the MLP and the Issuer, there is no violation by any Person of any right of the MLP, the Issuer or any Subsidiary of the Issuer with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the MLP, the Issuer or any Subsidiary of the Issuer, the violation of which could reasonably be expected to have a Material Adverse Effect.

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5.12 Compliance with ERISA.
     (a) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would constitute an Event of Default under Section 11(h).
     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
     (c) Each Plan has complied with the applicable provisions of ERISA and the Code where the failure to so comply would reasonably be expected to result in a Material Adverse Effect.
     (d) The statement of assets and liabilities of each Plan and the statements of changes in fund balance and in financial position, or the statement of changes in net assets available for plan benefits, for the most recent plan year for which an accountant’s report with respect to such Plan has been prepared, copies of which report are available for review by the holders of the Notes, present fairly, in all material respects, the financial condition of such Plan as at such date and the results of operations of such Plan for the plan year ended on such date.
     (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(e)(1)(A)(D) of the Code.
     (f) Neither the MLP nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liability (as of the date of determination), would have a Material Adverse Effect.
     (g) Neither the MLP nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, to be insolvent or to be terminated within the meaning of Title IV of ERISA the effect of which reorganization, insolvency or termination would be the occurrence of an Event of Default under Section 11(h).
5.13 Private Offering by the Issuer.

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          Neither the Issuer nor anyone acting on the Issuer’s behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on the Issuer’s behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
5.14 Use of Proceeds; Margin Regulations.
          The Issuer will apply the proceeds of the sale of the Notes in the manner described in the Information Document. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the FRB (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Issuer in a violation of Regulation X of the FRB (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the FRB (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Issuer and the Issuer’s Subsidiaries and the Issuer has no present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.15 Existing Indebtedness; Future Liens.
     (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the MLP, the Issuer and its Subsidiaries as of [September 30], 2010, since which date there has been no Material change in the amounts (other than to the extent of advances under the Credit Agreement), interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Issuer or its Subsidiaries. None of the MLP, the Issuer or any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the MLP, the Issuer or any Subsidiary and no event or condition exists with respect to any Indebtedness of the MLP, the Issuer or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     (b) Except as disclosed in Schedule 10.1, none of the MLP, the Issuer or any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1.
     (c) Neither the MLP, the Issuer nor any Subsidiary is party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the MLP, the Issuer or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its Organization Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the

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MLP, the Issuer or such Subsidiary, other than the debt agreements described in Schedule 5.15.
5.16 [Reserved].
5.17 Status under Certain Statutes.
          None of the MLP, the Issuer or any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended.
5.18 Environmental Matters.
          Except for the matters set forth on Schedule 5.18 and other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the MLP, the Issuer nor any of their Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) is subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.
6. REPRESENTATIONS OF THE PURCHASERS.
          Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.
7. INFORMATION AS TO ISSUER.
7.1 Financial Statements.
     The Issuer will deliver to each holder of a Note that is an Institutional Investor, in form and detail satisfactory to the Required Holders:
     (a) Annually as soon as available, but in any event within 120 days after the end of each fiscal year:
     (i) a consolidated balance sheet of the MLP and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year; and

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     (ii) if the Issuer, WIC or an “Additional Borrower” (under and as defined in the Credit Agreement) is required to file a Form 10-Q or a Form 10-K with the SEC, a consolidated balance sheet of such Person and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (iii) if WIC, an “Additional Borrower” (under and as defined in the Credit Agreement), CIG or SNG is not required to file a Form 10-K or Form 10-Q with the SEC, a consolidated balance sheet of such Person and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, subject only to the absence of footnotes, all in reasonable detail, certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of such Person and its Subsidiaries in accordance with GAAP; and
     (b) Quarterly as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year:
     (i) a consolidated balance sheet of the MLP and its Subsidiaries, as at the end of such fiscal quarter, and the related consolidated statements of income or operations and partners’ capital for such fiscal quarter and statements of cash flows for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year;
     (ii) a consolidated balance sheet of WIC and its Subsidiaries, and a consolidated balance sheet of each “Additional Borrower” (under and as defined in the Credit Agreement) and its Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations and partners’ capital for such fiscal quarter and statements of cash flows for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year; and
     (iii) if CIG or SNG is not required to file a Form 10-Q with the SEC, a consolidated balance sheet of such Person and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and partners’

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capital for such fiscal quarter and statements of cash flows for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the MLP and its Subsidiaries or the applicable Person and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments (if applicable) and the absence of footnotes.
          As to any information contained in materials furnished pursuant to Section 7.1(b), the MLP and the Issuer shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the MLP and the Issuer to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
7.2 Certificates; Other Information.
     The Issuer will deliver to each holder of a Note that is an Institutional Investor:
     (a) within five (5) Business Days after the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b) (but in any event, no later than the deadlines for delivery of financial statements set forth in Section 7.1(a) or 7.1(b), as applicable) a duly completed Compliance Certificate signed by a Responsible Officer of the MLP;
     (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity owners of the MLP, and copies of all annual, regular, periodic and special reports and registration statements which the MLP may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the holders of Notes pursuant hereto;
     (c) promptly, and in any event within ten (10) days after a Responsible Officer of the Issuer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 11(e), a written notice specifying the nature and period of existence thereof and what action the Issuer is taking or proposes to take with respect thereto;
     (d) as soon as practicable and in any event (i) within thirty (30) days after the MLP or the Issuer or any of their Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (ii) within ten (10) days after the MLP or the Issuer or any of their Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer describing such Termination Event and the action, if any, that the MLP or the Issuer or such Restricted Subsidiary or ERISA Affiliate proposes to take with respect thereto;

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     (e) promptly, and in any event within thirty (30) days after any Responsible Officer has knowledge of receipt thereof, copies of any notice to the MLP, the Issuer or any of their Restricted Subsidiaries from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
     (f) within ten (10) days after sending or filing thereof, a copy of each FERC Form No. 2: Annual Report of Major Natural Gas Companies sent or filed by the Issuer or any Restricted Subsidiary to or with the FERC; and
     (g) with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the MLP, the Issuer or any of their Restricted Subsidiaries or relating to the ability of the Issuer to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.
     Notwithstanding any provision of Section 7.1 or Section 7.2 to the contrary, the Issuer shall be deemed to have complied with the delivery requirements of Section 7.1 or Section 7.2 in respect of any filing made by the MLP or the Issuer with the SEC within the applicable time period provided in Section 7.1 and prepared in compliance with the requirements therefor if the Issuer shall have (i) timely made such filing available on “EDGAR” or on the MLP’s home page on the worldwide web (as of the date of this Agreement located at http://www.eppipelinepartners.com/) and (ii) given each holder of a Note prior notice of such availability on EDGAR or the MLP’s home page (the making of such availability and the giving of notice thereof being collectively referred to as “Electronic Delivery”). Also, the electronic posting of any financial reports, notices or other items required to be furnished pursuant to Section 7.1 or Section 7.2 on a website established by the MLP and accessible by the holders of Notes free of charge and notice of such posting to the holders of Notes shall constitute delivery for all purposes of such section.
7.3 Inspection.
          The MLP and the Issuer will permit the representatives of each holder of a Note that is an Institutional Investor:
     (a) No Event of Default – if no Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the MLP or the Issuer, to visit the principal executive office of the MLP or the Issuer, to discuss the affairs, finances and accounts of the MLP or the Issuer and its Subsidiaries with the MLP’s or the Issuer’s representatives, and (with the consent of the MLP or the Issuer, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the MLP or the Issuer, which consent will not be unreasonably withheld) to visit the other offices and properties of the MLP or the Issuer and each Subsidiary thereof, all at such reasonable times and as often as may be reasonably requested in writing; and
     (b) Event of Default – if an Event of Default then exists, at the expense of the Issuer, to visit and inspect any of the offices or properties of the MLP or the Issuer or any

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Subsidiary thereof, to examine all of their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers or representatives and independent public accountants (and by this provision the MLP and the Issuer authorizes said accountants to discuss the affairs, finances and accounts of the MLP or the Issuer and its Subsidiaries), all at such times and as often as may be requested.
8. PREPAYMENT OF THE NOTES.
8.1 No Scheduled Prepayments.
          No regularly scheduled prepayments are due on the Notes prior to their stated maturity.
8.2 Optional and Mandatory Prepayments.
     (a) The Issuer may, at its option, upon notice as provided in subsection (b) below, prepay, at any time all, or from time to time any part of, the Notes, in an amount not less than $5,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus any LIBOR Breakage Amount.
     (b) The Issuer will give each holder of each series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of each series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. Two (2) Business Days prior to such prepayment, the Issuer shall deliver to each holder of the Notes being prepaid a certificate of a Responsible Officer acknowledging any LIBOR Breakage Amount owing of which the Issuer has been notified by any holder of a Note.
     (c) Upon the incurrence or issuance after the date of this Agreement by the Issuer or the MLP of any Indebtedness (other than revolving Indebtedness committed to the Issuer or the MLP on the date of this Agreement) and Equity Interests, the Issuer shall prepay an aggregate principal amount of Notes equal to 100% of all Net Cash Proceeds received therefrom within three Business Days after the date of receipt thereof by the Issuer or the MLP. Two (2) Business Days prior to such prepayment, the Issuer shall deliver to each holder of the Notes being prepaid a certificate of a Responsible Officer acknowledging any LIBOR Breakage Amount owing of which the Issuer has been notified by any holder of a Note.
8.3 Change of Control Prepayment Offer.
     (a) A “Change of Control Prepayment Event” occurs if, within the period of 120 days from and including the date on which a Change of Control occurs, either (i) there are Rated Securities outstanding at the time of such Change of Control and a Rating Downgrade in respect of such Change of Control occurs or (ii) at such time there are no

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Rated Securities and the MLP or the Issuer fails to obtain (whether by failing to seek a rating or otherwise) either a rating of the Notes or any other unsecured and unsubordinated Indebtedness of the MLP or the Issuer having a remaining maturity of five (5) years or more (and which does not have the benefit of a guaranty from any Person other than any such Person that at such time also guarantees the obligations of the Issuer under this Agreement and the Notes) from a Rating Agency of at least Investment Grade (a “Negative Rating Event”), in each case after giving pro forma effect to the transaction giving rise to such Change of Control (such Change of Control and the related Rating Downgrade or, as the case may be, Negative Rating Event, together (but not individually) constituting the Change of Control Prepayment Event).
     (b) Promptly upon becoming aware that a Change of Control has occurred, and in any event no later than fifteen (15) days after becoming aware of the Change of Control, the Issuer shall give written notice of such fact to all holders of the Notes. Promptly upon becoming aware that a Change of Control Prepayment Event has occurred, and not later than thirty (30) days after becoming aware of the Change of Control Prepayment Event, the Issuer shall give written notice (the “Issuer Notice”) of such fact to all holders of the Notes. The Issuer Notice shall describe (i) the facts and circumstances of such Change of Control Prepayment Event in reasonable detail, (ii) refer to this Section 8.3 and the rights of the holders hereunder, and (iii) contain an offer by the Issuer to prepay the entire unpaid principal amount of the Notes held by each holder at 100% of the principal amount of such Notes at par (including any LIBOR Breakage Amount with respect to any Notes being prepaid on a day other than a Floating Interest Payment Date), together with interest accrued thereon to the date for such prepayment selected by the Issuer (the “Proposed Prepayment Date”), which shall be specified in the Issuer Notice and which shall be a Business Day not more than sixty (60) days after the Issuer Notice is given, should any agreement to the contrary not be reached among the Issuer and each of the holders of the Notes.
     (c) A holder of a Note may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Issuer on or before the Proposed Prepayment Date. A failure by a holder of a Note to respond to an offer to prepay made pursuant to this Section 8.3 or to accept an offer by the Issuer to prepay all of the Notes held by such holder prior to the Proposed Prepayment Date shall be deemed to constitute rejection of such offer by such holder.
     (d) On any Proposed Prepayment Date, the entire unpaid principal amount of the Notes held by each holder of the Notes which has accepted such prepayment offer, together with interest accrued thereon to such date, but including any LIBOR Breakage Amount with respect to any Notes being prepaid on a day other than a Floating Interest Payment Date, shall become due and payable.
8.4 Allocation of Partial Prepayments.
          In the case of each partial prepayment of Notes of a series pursuant to Section 8.2, the principal amount of the Notes of the series to be prepaid shall be allocated among all of the

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Notes of such series at any time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.5 Maturity; Surrender, etc.
          In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable LIBOR Breakage Amount, if any, and prepayment. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full, after such payment and upon the written request of the Issuer, shall be surrendered to the Issuer and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.6 Purchase of Notes.
          The Issuer will not and will not permit the MLP, the Issuer or any Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Issuer or an Affiliate pro rata to the holders of Notes or any series thereof upon the same terms and conditions. The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
9. AFFIRMATIVE COVENANTS.
          Each of the Issuer and MLP covenants that so long as any of the Notes are outstanding:
9.1 Compliance with Law.
          The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

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9.2 Insurance.
          The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurance companies (or through self-insurance) property damage and liability insurance of such types, in such amounts and against such risks as is commercially reasonable to maintain.
9.3 Maintenance of Properties.
          The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of both the foregoing clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.4 Payment of Taxes and Claims.
          The Issuer and the MLP will, and cause each of its Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge when due all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Issuer or the MLP or any of its Restricted Subsidiaries, provided that neither the Issuer, the MLP nor any Subsidiary thereof need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Issuer, the MLP or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Issuer, the MLP or such Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Issuer, the MLP or such Restricted Subsidiary or (ii) the non-filing of such returns or nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
9.5 Existence, etc.
     The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to:
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.4 or Section 10.5 or where the failure to so preserve would not have a Material Adverse Effect and except that nothing herein shall prevent any change in Business Entity form of any Subsidiary of the MLP, and
     (b) take reasonable action to maintain permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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9.6 Books and Records.
          The Issuer and the MLP will, and will cause its Restricted Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and (b) maintain such books of record and account in conformity with the applicable material requirements of any Governmental Authority having regulatory jurisdiction over the Issuer, the MLP or such Restricted Subsidiary, as the case may be.
9.7 Additional Subsidiary Guarantors.
          The Issuer and the MLP will cause any Subsidiary that (whether or not required by the terms of the Credit Agreement) (i) guarantees Indebtedness in respect of the Credit Agreement or (ii) becomes an “Additional Borrower” under the Credit Agreement and assumes liability for any portion of the Indebtedness of any other “Borrower” under the Credit Agreement, to enter into a Subsidiary Guaranty concurrently therewith and as a part thereof to deliver to each of the holders a certificate signed by a Responsible Officer of the Issuer confirming the accuracy of the representations and warranties in Sections 5.2, 5.6, and 5.7, with respect to such Subsidiary and such Subsidiary Guaranty, as applicable.
9.8 Use of Proceeds.
          The Issuer will use the proceeds of the Notes in the manner described in Section the Information Document.
9.9 Ranking of Notes.
     (a) The Notes and the Issuer’s obligations under this Agreement will rank at least pari passu with all of the Issuer’s outstanding unsecured Senior Indebtedness; provided, that during any period that the Credit Agreement is secured, the Notes and the Issuer’s obligations under this Agreement will rank at least pari passu with all of the Issuer’s obligations under the Credit Agreement.
     (b) The Issuer and the MLP will, if either of them or any Subsidiary shall create any Lien upon any of its property or assets, whether now owned or hereafter acquired, in favor of the lenders or other creditors who are party to the Credit Agreement (unless prior written consent to the creation thereof shall have been obtained from the Required Holders), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness thereby secured.
10. NEGATIVE COVENANTS.
          Each of the Issuer and the MLP covenants that it shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

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10.1 Liens.
          Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) [reserved];
     (b) Liens existing on the date of this Agreement and listed on Schedule 10.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 10.3(a)(iv), and (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.3(a)(iv);
     (c) Liens for taxes, assessments, obligations under workers’ compensation or other social security legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by appropriate proceedings diligently conducted;
     (d) inchoate Liens and charges imposed by law and incidental to construction, maintenance, development or operation of properties, or the operation of business, in the ordinary course of business if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by the MLP, the Issuer or any of its Restricted Subsidiaries;
     (e) pledges and deposits to secure the performance of bids, tenders, trade or government contracts and leases (other than for Indebtedness), licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind, in each case incurred in the ordinary course of business;
     (f) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with the operation, value or use of the properties affected thereby;
     (g) any Lien on any asset (including a capital lease) securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(g) or appeal or surety bonds related to such judgments;
     (i) Liens existing on any property or asset of any Person that becomes a Restricted Subsidiary of the MLP or the Issuer after the date of this Agreement prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) such Lien shall not apply to any other property or assets of the MLP, the Issuer or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations

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which it secures on the date such Person becomes a Restricted Subsidiary and any renewals, extensions and modifications (but not increases) thereof;
     (j) conventional provisions contained in contracts or agreements affecting properties under which the Issuer, the MLP or a Restricted Subsidiary is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;
     (k) any Lien consisting of (i) landlord’s liens under leases to which the MLP, the Issuer or any of its Restricted Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases (other than Liens securing Indebtedness), (ii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the MLP, the Issuer or any of its Restricted Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the MLP, the Issuer or any such Restricted Subsidiary, (iii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any governmental authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, and (iv) zoning laws and ordinances and municipal regulations;
     (l) Liens on the Equity Interests in, or Indebtedness or other obligations of, an Unrestricted Subsidiary securing the payment of a Project Financing or securing Equity Contribution Obligations as permitted by paragraphs (a)(i) and (a)(iii) of the definition of “Non-Recourse” set forth in Schedule B;
     (m) Liens that ratably secure the Notes and other Indebtedness, subject to customary collateral trust or similar arrangements and execution by the Purchasers (or their agent) and the other necessary parties of appropriate documentation governing such arrangement; and
     (n) Liens securing Indebtedness in an aggregate principal amount not to exceed, at the time of incurrence of such Indebtedness, an amount equal to 10% of Consolidated Net Tangible Assets as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b).
Liens permitted by this Section 10.1 may also extend to products and proceeds (including dividends, distributions, interest and like payments on or with respect to, and insurance and condemnation proceeds and rental, lease, licensing and similar proceeds) of, and property evidencing or embodying, or constituting rights or other general intangibles directly relating to or arising out of, and accessions and improvements to, such property subject to such Liens.
10.2 Certain Investments.
     (a) Make any Investments after the date of this Agreement in an Unrestricted Subsidiary or in any other Person that is not a Subsidiary at the time of (or as a result of)

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such Investment, unless (i) the lines of business in which such Unrestricted Subsidiary or other Person is primarily engaged are permitted for the MLP and the Issuer and their Restricted Subsidiaries under this Agreement, and (ii) at the time of the making of such Investment and after giving effect thereto, the MLP and the Issuer shall be in compliance on a pro forma basis with Section 10.12 and, if such Investment is made by a Restricted Subsidiary, such Restricted Subsidiary shall be in compliance with Section 10.3(b), in each case as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b);
     (b) Make any Investments in Non-U.S./Canadian Persons in excess of $5,000,000 in the aggregate; or
     (c) In the case of the MLP, directly own Equity Interests in any Person other than the Issuer and Financing Vehicles.
10.3 Indebtedness.
     (a) Create, incur, assume or suffer to exist any Indebtedness, except that, subject to the limitations set forth in Section 10.3(b), the following Indebtedness shall be permitted:
     (i) Indebtedness among the MLP, the Issuer and the Restricted Subsidiaries, provided that in the case of Indebtedness owed by the MLP or the Issuer to a Restricted Subsidiary of the MLP, such Indebtedness is subordinated to the Notes on subordination terms approved by the Required Holders;
     (ii) Indebtedness outstanding on the date of this Agreement and listed on Schedule 5.15;
     (iii) Indebtedness of any Person that becomes a Restricted Subsidiary after the date of this Agreement existing prior to the time such Person becomes a Restricted Subsidiary; provided that such Indebtedness is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;
     (iv) refinancings, refundings, renewals or extensions (“Refinancing Indebtedness”) of Indebtedness incurred pursuant to paragraphs (ii) and (iii) above (“Existing Indebtedness”), provided that in each such case, (1) neither the MLP, the Issuer, nor any Restricted Subsidiary who is not obligated on the Existing Indebtedness shall become obligated in respect of the Refinancing Indebtedness, and (2) the amount of such Existing Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing Indebtedness; and
     (v) Indebtedness under the Notes and the Credit Agreement and other Indebtedness of the MLP, the Issuer or any Restricted Subsidiary not described by the foregoing paragraphs (i) through (iv) provided that at the time of incurring the

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Indebtedness permitted by this clause, after giving effect thereto, (x) the MLP and the Issuer shall be in pro forma compliance with Section 10.12 and Section 10.13 determined as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, and (y) no Default shall have occurred and be continuing.
     (b) Notwithstanding the foregoing, the parties agree that:
     (i) a Regulated Restricted Subsidiary may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Regulated Restricted Subsidiary, determined as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, does not exceed 5.00 to 1.00;
     (ii) an Unregulated Restricted Subsidiary that is a Subsidiary Guarantor may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Subsidiary Guarantor, determined as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, does not exceed 5.00 to 1.00;
     (iii) an Unregulated Restricted Subsidiary not a Subsidiary Guarantor may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the aggregate amount of Indebtedness of all Unregulated Restricted Subsidiaries that are not Subsidiary Guarantors does not exceed an aggregate amount equal to 10% of Consolidated Net Tangible Assets as of the most recently completed fiscal quarter; and
     (iv) in the event that a Subsidiary (other than the Issuer) owns, directly or indirectly, Equity Interests or other Investments in WIC, in any other Regulated Subsidiary, in SNG or in CIG, such Subsidiary may not incur any Indebtedness (other than Obligations under the Credit Agreement or the Notes) or Recourse Equity Contribution Obligations or enter into any Swap Contracts.
10.4 Fundamental Changes.
          In the case of the MLP or the Issuer, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets unless (i) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (ii) if the MLP is involved in any such transaction, either it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, or the continuing or surviving Business Entity is a limited partnership organized under the laws of the United States or a State thereof and unconditionally assumes by written agreement all of the performance and payment obligations of the MLP under the Notes, (iii) if the Issuer is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and (iv) if

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WIC is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 10.4 have the effect of releasing the MLP or the Issuer from any of its obligations and liabilities under this Agreement or the Notes.
10.5 Dispositions.
(a) Make any Disposition or enter into any agreement to make any Disposition, except:
     (i) Dispositions of obsolete or worn out property or assets (or property or assets no longer useful in the business of the relevant Person) in the ordinary course of business and leases or subleases of unused office or other space entered into by the MLP, the Issuer or any Restricted Subsidiary on an arms-length basis and in the ordinary course of business;
     (ii) Dispositions of inventory in the ordinary course of business;
     (iii) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reinvested within 365 days in assets to be used in the business of the Issuer or its Restricted Subsidiaries;
     (iv) Dispositions of property by the Issuer or any Restricted Subsidiary to the MLP, to the Issuer or to a Wholly Owned Restricted Subsidiary;
     (v) Dispositions of any receivables and related rights pursuant to any Alternate Program so long as immediately before and immediately after giving effect to such Disposition the MLP and any Subsidiaries parties thereto are in compliance with Section 10.12 through Section 10.14, determined on a pro forma basis as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b);
     (vi) the making or Disposition of Investments which are permitted under Section 10.2 and are made after the date of this Agreement;
     (vii) Dispositions of property or assets by the Issuer or a Restricted Subsidiary other than WIC to the Issuer or a Restricted Subsidiary, or to a Business Entity that after giving effect to such Disposition will become a Restricted Subsidiary in which the MLP’s direct or indirect Equity Interest will be at least as great as its direct or indirect Equity Interests in the transferor immediately prior to such Disposition;
     (viii) Dispositions constituting licenses of intellectual property in the ordinary course of business;
     (ix) Dispositions of cash or cash equivalents;

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     (x) Dispositions of Indebtedness or instruments or other obligations that are received as consideration for any Disposition of property or assets permitted by this Section 10.5;
     (xi) Dispositions of investments (including Equity Interests and Indebtedness or instruments or other obligations) that are received in connection with the bankruptcy or reorganization of suppliers, customers or other Persons, or in settlement of, or pursuant to any judgment or other order in respect of, delinquent obligations of, or litigation proceedings or other disputes with, or from exercises of rights or remedies against, any such Persons; and
     (xii) any other Disposition by the MLP or the Issuer or their Restricted Subsidiaries provided that at the time of such Disposition, (i) no Default shall exist or would result from such Disposition and (ii) the book value of the property being Disposed of, together with the book value of all other property disposed of in reliance on this paragraph (xii) during the fiscal year in which such Disposition occurs, shall not exceed 10% of Consolidated Net Tangible Assets as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b).
          (b) Notwithstanding the foregoing, the parties agree that the Issuer shall not Dispose of any Equity Interest in WIC, and WIC shall continue to be a Wholly Owned Subsidiary of the Issuer, either directly or through intermediate Wholly Owned Restricted Subsidiaries of the Issuer.
10.6 Restricted Payments.
               Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
          (a) (i) each of the Issuer or a Restricted Subsidiary may make Restricted Payments to the MLP, the Issuer or any other Restricted Subsidiary, and (ii) any non-Wholly Owned Restricted Subsidiary may make Restricted Payments to any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
          (b) so long as no Default which would become an Event of Default under paragraphs (f) or (g) of Section 11 or an Event of Default shall have occurred and be continuing or would result therefrom, the MLP may make distributions; and
          (c) so long as no Default which would become an Event of Default under paragraphs (f) or (g) of Section 11 or an Event of Default shall have occurred and be continuing or would result therefrom, the MLP may purchase, redeem or otherwise acquire Equity Interests issued by it.

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10.7 Change in Nature of Business.
          Engage in any line of business other than gathering, transporting, processing and storing natural gas or other hydrocarbons or any businesses reasonably related or incidental thereto.
10.8 Transactions with Affiliates.
          Sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any Affiliate of the MLP, whether or not in the ordinary course of business, except (a) transactions on terms no less favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s-length transaction or series of transactions with a person other than an Affiliate of the MLP, (b) transactions among the MLP, the Issuer and the Restricted Subsidiaries (other than the GP LLCs), (c) transactions described in the Information Document and MLP’s SEC Form 10-K for the year ended December 31, 2009 and SEC Form 10-Q for the quarter ended September 30, 2010, and (d) transactions the value of which are de minimis in relation to the assets, liabilities or revenues of the MLP, the Issuer or the applicable Restricted Subsidiary engaging in such transaction.
10.9 Burdensome Agreements.
     Directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the MLP, the Issuer or any Subsidiary Guarantor to create or permit to exist any Lien on any of its property or (b) the ability of the Issuer or any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the MLP, the Issuer or any Restricted Subsidiary or to guaranty Indebtedness of the MLP, the Issuer or any Restricted Subsidiary or to otherwise transfer assets to or invest in the MLP, the Issuer or any Restricted Subsidiary (any such prohibition, restriction or imposition of condition of the type described in the forgoing clauses (a) or (b) is herein called a “Burdensome Restriction”); provided, that:
(1) clauses (a) and (b) of this Section shall not apply to restrictions and conditions imposed by law or by this Agreement;
(2) clauses (a) and (b) of this Section shall not apply to restrictions and conditions existing on the date of this Agreement and identified on Schedule 10.9 or any extension, refinancing or renewal thereof on market terms and conditions, provided that the terms of any Burdensome Restriction contained in such extension, refinancing or renewal is no more restrictive than the Burdensome Restrictions being extended, refinanced or renewed;
(3) clauses (a) and (b) of this Section shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder;

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(4) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness;
(5) clause (a) of this Section shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof;
(6) clauses (a) and (b) of this Section shall not apply to Indebtedness issued by the Issuer or a Restricted Subsidiary that is otherwise permitted hereunder on market-clearing terms, provided that the Burdensome Restrictions so imposed are not any more restrictive than those applicable to the MLP or the Issuer or a Restricted Subsidiary pursuant to this Agreement; and
(7) the foregoing clause (a) of this Section shall not apply to the receivables and related assets owned by a Restricted Subsidiary whose only activities are to purchase receivables from the MLP or a Restricted Subsidiary and resell such receivables, in each case pursuant to an Alternate Program.
10.10 Amendment to Organization Documents.
          Amend any of its Organization Documents in any manner that could reasonably be expected to adversely and materially affect the rights of the holders of the Notes or their ability to enforce any provisions of this Agreement or that could reasonably be expected to have a Material Adverse Effect.
10.11 Use of Proceeds.
          Use the proceeds of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
10.12 Leverage Ratio.
          (a) Permit the Leverage Ratio of the MLP or the Leverage Ratio of the Issuer to exceed 5.50 to 1.00 as of any Quarter-End Date;
          (b) Permit the Leverage Ratio of WIC (so long as it is a “Borrower” under the Credit Agreement) or any Restricted Subsidiary that becomes an “Additional Borrower” under the Credit Agreement to exceed 5.00 to 1.00 as of any Quarter-End Date.
10.13 Interest Charges Coverage Ratio.
          Permit the Interest Charges Coverage Ratio of the MLP or the Interest Charges Coverage Ratio of the Issuer to be less than 1.50 to 1.00 as of any Quarter-End Date.
10.14 Unrestricted Subsidiaries.

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          (a) Permit any Regulated Unrestricted Subsidiary to incur Indebtedness if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Regulated Unrestricted Subsidiary, determined on a pro forma basis as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, exceeds 5.50 to 1.00.
          (b) Permit any Unrestricted Subsidiary to hold, directly or indirectly, any Equity Interest in, or any Indebtedness of, the MLP, the Issuer, any Restricted Subsidiary, CIG or SNG.
          (c) Permit the MLP, the Issuer or any Restricted Subsidiary to, guarantee or otherwise become liable in respect of any Indebtedness or other obligations of, grant any Lien on any of its property to secure any Indebtedness or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, unless in each case these are Non-Recourse.
          (d) Permit any Unrestricted Subsidiary to engage directly or indirectly in any business or conduct any operations except as permitted under Section 10.7.
          (e) The Issuer may designate one or more Restricted Subsidiaries of the Issuer as Unrestricted Subsidiaries, provided that (i) all Investments made in such Subsidiary at the time of such designation (treating such Investments as having been made on the date of such designation) shall be permitted under Section 10.2, (ii) after giving effect to such designation, the MLP, the Issuer and any Restricted Subsidiary that owns Equity Interests in such Subsidiary are in compliance with the provisions of Section 10, including Section 10.1, and are in pro forma compliance with Section 10.3, Section 10.12, and Section 10.13, (iii) no Default or Event of Default shall exist or result from such designation, and (iv) the MLP has provided to the holders of the Notes a Responsible Officer’s certificate to the effect that each of the foregoing conditions have been satisfied.
          (f) The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation may be made only if at the time of such designation and after giving effect thereto, (i) if such Unrestricted Subsidiary has outstanding Indebtedness, it would be permitted to incur such Indebtedness pursuant to Section 10.3 on the date of designation, (ii) after giving effect to such designation, the MLP and the Issuer shall be in pro forma compliance with Section 10.12 and Section 10.13, (iii) the representations and warranties herein that are applicable to Restricted Subsidiaries shall be true and correct with respect to such Subsidiary, (iv) no Default or Event of Default shall exist or result from such designation, and (v) the MLP has provided to the holders of the Notes a Responsible Officer’s certificate to the effect that each of the foregoing conditions have been satisfied.
10.15 Swap Contracts.
          Enter into or permit to exist any obligations under Swap Contracts other than Swap Contracts entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view.”

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11. EVENTS OF DEFAULT.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Issuer defaults in the payment of (i) any principal when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise or (ii) any interest or LIBOR Breakage Amount, if any, on any Note for more than five (5) Business Days after the same becomes due and payable; or
     (b) the Issuer or the MLP defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5 (with respect to the Issuer, the MLP or any Subsidiary Guarantor), Section 9.8 or Sections 10.1 through 10.15; or
     (c) the Issuer or the MLP fails to perform any other covenant or agreement contained herein (other than those referred to in paragraphs (a) or (b) of this Section 11) and such failure continues for thirty (30) days; or
     (d) any representation or warranty made in writing by or on behalf of the Issuer, the MLP or any Subsidiary Guarantor or by any officer thereof or of any Subsidiary Guarantor in this Agreement or the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (e) the General Partner, the MLP, the Issuer or any Restricted Subsidiary:
     (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, required repurchase or redemption or otherwise) in respect of any Indebtedness or Guaranty (other than Indebtedness hereunder) having an aggregate outstanding principal amount of more than $50,000,000, or
     (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (other than an exercise of voluntary prepayment or voluntary purchase option or analogous right or any issuance or Disposition of Equity Interests or other assets, or an incurrence or issuance of Indebtedness or other obligations, giving rise to a repayment or prepayment obligation in respect of such Indebtedness if such repayment or prepayment is paid when due) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded, or

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     (iii) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, required repurchase or redemption or otherwise) in respect of Recourse Equity Contribution Obligations having an aggregate outstanding principal amount of more than $50,000,000; or
     (f) the MLP, the Issuer, the General Partner, or any Restricted Subsidiary (if such Restricted Subsidiary has total assets in excess of $50,000,000) (any of the foregoing, a “Material Related Party”) shall (i) generally not pay its debts as such debts become due; or (ii) admit in writing its inability to pay its debts generally; or (iii) make a general assignment for the benefit of creditors; or (A) any proceeding shall be instituted or consented to by any Material Related Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (B) any such proceeding shall have been instituted against any Material Related Party and either such proceeding shall not be stayed or dismissed for 60 consecutive days or any of the actions referred to above sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or (C) any Material Related Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or
     (g) a final judgment or judgments for the payment of money aggregating more than $50,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer and as to which the insurer has not denied coverage) are rendered against one or more of the MLP, the Issuer and any Restricted Subsidiary, which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; or
     (h) (1) any Termination Event with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the MLP by a holder, such Termination Event shall still exist; or (2) the MLP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or (3) the MLP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, or is insolvent or is being terminated, within the meaning of Title IV of ERISA; or (4) any Person shall engage in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (1) through (4) above, such event or condition, together with all other such events or conditions, if any, would result in an aggregate liability of the MLP or any ERISA Affiliate that would have a Material Adverse Effect; or
     (i) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA shall give rise to a Material Adverse Effect; or

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     (j) any Subsidiary Guaranty ceases to be in full force and effect (except as provided in Section 1.3(c)) for any reason, including by reason of (i) its being declared to be null and void in whole or in material part by a court or other Governmental Authority having jurisdiction or (ii) the validity or enforceability thereof being contested by the Issuer or any Subsidiary Guarantor or any of them renouncing any of the same or denying that it has any or further liability thereunder; or
     (k) the Parent Guaranty ceases to be in full force and effect (except as provided in Section 1.3(c)) for any reason, including by reason of (i) its being declared to be null and void in whole or in material part by a court or other Governmental Authority having jurisdiction or (ii) the validity or enforceability thereof being contested by the Issuer or the MLP or any of them renouncing any of the same or denying that it has any or further liability thereunder.
12. REMEDIES ON DEFAULT, ETC.
12.1 Acceleration.
     (a) If an Event of Default described in paragraph (f) of Section 11 (other than an Event of Default described in clause (i) of paragraph (f) or described in clause (iii)(C) of paragraph (f) by virtue of the fact that such paragraph encompasses clause (i) of paragraph (f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Issuer, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in paragraph (a) of Section 11 has occurred and is continuing, the holder or holders of not less than $50,000,000 in principal amount of the Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuer, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) any applicable LIBOR Breakage Amount, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for) and that the provision for payment of a LIBOR Breakage Amount, by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

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12.2 Other Remedies.
          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3 Rescission.
          At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of and any LIBOR Breakage Amount on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any LIBOR Breakage Amount and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Issuer nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4 No Waivers or Election of Remedies, Expenses, etc.
          No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note or the Subsidiary Guaranty or the Parent Guaranty upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Issuer under Section 15, the Issuer will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1 Registration of Notes.
          The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the

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Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The Issuer shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2 Transfer and Exchange of Notes.
          Upon surrender of any Note at the principal executive office of the Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Issuer shall execute and deliver within ten (10) days, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note specified for the Notes of such series, if any. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.
13.3 Replacement of Notes.
          Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least US$50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, the Issuer at its own expense shall execute and deliver within ten (10) days, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

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14. PAYMENTS ON NOTES.
14.1 Place of Payment.
          Subject to Section 14.2, payments of principal, LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in Houston, Texas at the principal office of the Purchaser in such jurisdiction. The Issuer may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2 Home Office Payment.
          So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, LIBOR Breakage Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at the principal executive office or other place of payment most recently designated by the Issuer pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 13.2. The Issuer will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
15. EXPENSES, ETC.
15.1 Transaction Expenses.
          Whether or not the transactions contemplated hereby are consummated, the Issuer will pay (a) all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel for the Purchasers and, if reasonably required, local or other counsel) incurred by the Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), (b) all reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (c) all reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of

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the Issuer or any Subsidiary thereof or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (d) all reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof. The Issuer will pay and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by any Purchaser or other holder in connection with its purchase of the Notes).
15.2 Survival.
          The obligations of the Issuer under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note through the payment or prepayment in full thereof, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuer pursuant to this Agreement shall be deemed representations and warranties of the Issuer under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Issuer and supersede all prior agreements and understandings relating to the subject matter hereof.
17. AMENDMENT AND WAIVER.
17.1 Requirements.
          This Agreement, the Notes, the Subsidiary Guaranty and the Parent Guaranty may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Issuer (and each Subsidiary Guarantor party thereto, in the case of any Subsidiary Guaranty, and the MLP, in the case of the Parent Guaranty) and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of

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interest or of the LIBOR Breakage Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 12, 17 or 20.
17.2 [Reserved].
17.3 Binding Effect, etc.
          Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuer and the MLP without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer or the MLP and the holder of any Note or any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “Agreement” and references thereto shall mean this Note Purchase Agreement, dated as of [                    ], 2010, as it may from time to time be amended or supplemented.
17.4 Notes held by Issuer, etc.
          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuer or any of its Subsidiaries shall be deemed not to be outstanding.
18. NOTICES.
          All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Issuer in writing,
     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Issuer in writing, or
     (iii) if to the Issuer or the MLP, at the address set forth at the beginning hereof to the attention of the treasurer, or at such other address as the Issuer shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

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19. REPRODUCTION OF DOCUMENTS.
          This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. Each of the Issuer and the MLP agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Issuer, the MLP or any holder of a Note from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20. CONFIDENTIAL INFORMATION.
          For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Issuer and the MLP and its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Issuer, the MLP or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Issuer, the MLP or such Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Issuer or the MLP (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any Rating Agency that requires access to information about its investment portfolio or (viii) any

38

other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent it has may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Issuer in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Issuer and the MLP embodying the provisions of this Section 20.
21. SUBSTITUTION OF PURCHASER.
          Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Issuer, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Issuer of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
22. MISCELLANEOUS.
22.1 Successors and Assigns.
          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
22.2 Jurisdiction and Process; Waiver of Jury Trial.
     (a) Each of the Issuer and the MLP irrevocably submits to the non-exclusive jurisdiction of any New York or federal court sitting in New York City, Borough of Manhattan, over any suit, action or proceeding arising out of or relating solely to this Agreement or the Notes. To the fullest extent permitted by applicable law, each of the Issuer and the MLP irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court,

39

any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) Each of the Issuer and the MLP agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.2(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
     (c) Each of the Issuer and the MLP consents to process being served in any suit, action or proceeding solely of the nature referred to in Section 22.2(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 18, to it. Each of the Issuer and the MLP agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (d) Nothing in this Section 22.2 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Issuer or the MLP in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     (e) THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
22.3 Payments Due on Non-Business Days.
          Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

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22.4 Severability.
          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.5 Construction.
          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
22.6 Counterparts.
          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
22.7 Governing Law.
          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
22.8 GAAP.
          (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.
          (b) Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the MLP notifies the holders that the MLP requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision (or if the Required Holders notify the MLP that the Required Holders

41

request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
[Signature page follows.]

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          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Issuer, whereupon the foregoing shall become a binding agreement among you, the Issuer and the MLP.

Very truly yours,

ISSUER:

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

By:

Name:

Title:

MLP:

EL PASO PIPELINE PARTNERS, L.P.

By:	El Paso Pipeline GP Company L.L.C., its general partner

By:

Name:

Title:

This Agreement is accepted and
agreed to as of the date hereof.
PURCHASER:
EL PASO CORPORATION

By:

Name:

Title:

SCHEDULE A
INFORMATION RELATING TO PURCHASERS
Name and Address of Purchaser:
El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002
Principal Amount of Notes to be Purchased:  $[718],000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Account Name: El Paso Corporation
Account No.: [040-2173]

[Mellon Bank
Pittsburgh, PA
ABA No. 043000261]

Each such wire transfer shall set forth the name of the Issuer, a reference to “Floating Rate Senior Notes, due 2011” and the due date and application (as among principal, interest, and LIBOR Breakage Amount, as applicable) of the payment being made.

(2)	Address for all notices relating to payments:

El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Attention: John J. Hopper
Telephone: (713) 420-2490
Schedule A

1

(3)	Address for all other communications and notices:

El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Attention: John J. Hopper
Telephone: (713) 420-2490

(4)	Address for Delivery of Notes:

El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Attention: John J. Hopper
Telephone: (713) 420-2490

(5)	Tax Identification No.: 76-0568816
Schedule A

2

SCHEDULE B
DEFINED TERMS
          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
          “Acquisition” means the acquisition by the MLP, the Issuer or any Restricted Subsidiary of (a) sufficient equity or voting interests of a Person to cause such Person to become a Subsidiary or (b) all or substantially all of the assets or operations, division or line of business of a Person.
          “Adjusted Alternate Base Rate” means, Alternate Base Rate plus [200] basis points.
          “Adjusted LIBOR Rate” means LIBOR plus [300] basis points.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the higher of: (a) the rate of interest which is established from time to time by Bank of America, N.A. as its “prime rate” or “base rate” in effect, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate (it being agreed that: (i) such rate is not necessarily the lowest rate of interest then available from Bank of America, N.A. on fluctuating rate loans and (ii) such rate may be established by Bank of America, N.A. by public announcement or otherwise) and (b) the Federal Funds Rate in effect on such day plus one half of one percent (1/2 of 1%) per annum.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless context requires otherwise, all references herein to an “Affiliate” shall refer to an Affiliate of the MLP.
          “Agreement” is defined in Section 17.3.
          “Alternate Program” of a Person means any program providing for the sale or other Disposition of trade or other receivables and related assets entered into by such Person on terms customary for such a financing transaction.
          “Applicable Floating Rate” means (a) the Adjusted LIBOR Rate or (b) Adjusted Alternate Base Rate, as selected by the Issuer for an Interest Period. The Issuer shall be deemed to have selected the Adjusted LIBOR Rate for each Interest Period, unless the Issuer gives notice to the holders of the Notes, on or prior to the second Business Day preceding such Interest Period, that either (i) the Issuer selects the Adjusted Alternate Base Rate or (ii) the Adjusted Alternate Base Rate must be utilized because adequate and reasonable means do not exist for determining the Adjusted LIBOR Rate.
          “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant
Schedule B

1

lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
          “Burdensome Restriction” is defined in Section 10.9.
          “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Houston, Texas, or New York City are required or authorized to be closed.
          “Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.
          “Change of Control” means an event or series of events by which:
     (a) EPC fails to own directly or indirectly more than 50% of the Equity Interests of the General Partner and any other general partner of the MLP which is entitled to vote for members of the board of directors or equivalent governing body of the General Partner or such other general partner, in each case on a fully-diluted basis; or
     (b) the MLP fails to own directly or indirectly 100% of the Equity Interests of the Issuer.
          “Change of Control Prepayment Event” is defined in Section 8.3(a).
          “CIG” means Colorado Interstate Gas Company, a Delaware general partnership.
          “Closing” is defined in Section 3.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.2.
          “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
          “Confidential Information” is defined in Section 20.
          “Consolidated EBITDA” means, for any period, (x) for the MLP, the Issuer, or for any Restricted Subsidiary, on a consolidated basis, an amount equal to Consolidated Net Income for such Person and its Restricted Subsidiaries for such period, and (y) for an Unrestricted Subsidiary, on a consolidated basis, an amount equal to Consolidated Net Income for such Unrestricted Subsidiary and its Subsidiaries plus
Schedule B

2

          (a) the following to the extent deducted, or otherwise not included, in calculating such Consolidated Net Income:
          (i) (A) interest expense and (B) charges in connection with the payment, repayment redemption, defeasance, early retirement or refinancing of any Indebtedness;
          (ii) income tax expense,
          (iii) depreciation and amortization expense
          (iv) losses from sales of assets outside the ordinary course of business,
          (v) non-cash extraordinary items and non-cash impairment charges,
          (vi) non-recurring noncash charges;
          (vii) cash distributions actually received from Unrestricted Subsidiaries, from Joint Venture Entities and from GP LLCs, provided that such distributions are received within forty-five (45) days after the end of such period (provided, however, that in calculating the Consolidated EBITDA of any Person for any four-quarter period, the aggregate amount of cash distributions from Unrestricted Subsidiaries and from Unregulated GP LLCs added to Consolidated Net Income of such Person pursuant to this paragraph shall not exceed 15% of Consolidated EBITDA of such Person for such period),
          (viii) the amount of insurance proceeds received or determined, in accordance with GAAP, to be receivable, not to exceed the amounts by which Consolidated EBITDA for such period or any prior period is or has been reduced on account of the loss to which such insurance proceeds relate, and
          (ix) (A) unrealized losses in respect of derivatives resulting from mark to market activity, and (B) cash received in respect of gains from derivatives, and minus
          (b) the following to the extent included in calculating such Consolidated Net Income:
          (i) gains from sales of assets outside the ordinary course of business,
          (ii) allowance for equity funds during construction as determined in accordance with generally accepted regulatory accounting principles for Persons subject to rate regulation by FERC,
          (iii) income from Unrestricted Subsidiaries, from Joint Venture Entities and from GP LLCs,
Schedule B

3

          (iv) the amount of insurance proceeds received that exceed the amounts by which Consolidated EBITDA for such period or any prior period is or has been reduced on account of the loss to which such insurance proceeds relate,
          (v) cash payments during such period not deducted in the determination of Consolidated Net Income on account of charges or reserves taken in a prior period, and
          (vi) (A) unrealized gains in respect of derivatives resulting from mark to market activity, and (B) cash paid in respect of realized losses on derivatives;
          provided, that, Consolidated Net Income of a Person and the expenses and other items of such Person described in clauses (a) and (b) above shall be adjusted with respect to the portion of Consolidated Net Income and the portion of expenses and other items which are attributable to such Person’s Subsidiaries that are not Wholly Owned Subsidiaries, so that Consolidated Net Income and the expenses and other items described in clauses (a) and (b) above reflect only such Person’s pro rata ownership interest in such Subsidiaries;
          Consolidated EBITDA for a Person for a consecutive four (4) quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions and Dispositions made by such Person or its Restricted Subsidiaries during such period (and subsequent to such period and on or before the date of incurrence of the Indebtedness giving rise to the need to calculate the Leverage Ratio) as if such Acquisitions or Dispositions occurred on the first day of the period; and, at such Person’s option, Consolidated EBITDA for such Person shall be calculated by giving effect to Material Project EBITDA Adjustments, subject to the limitations on such adjustments set forth in subsection (c) of the definition thereof.
          “Consolidated Indebtedness” means, as of any date of determination, (a) for the MLP, the Issuer or for a Restricted Subsidiary, on a consolidated basis, without duplication, all Indebtedness of such Person and its Restricted Subsidiaries, and (b) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, all Indebtedness of such Person and its Subsidiaries, in the case of clauses (a) and (b), other than Hybrid Securities. Notwithstanding the foregoing, such Indebtedness of a non-Wholly Owned Subsidiary of a Person shall be included in Consolidated Indebtedness of such Person only to the extent of such Person’s proportional interest therein, unless such Indebtedness is recourse to such Person, in which case the full amount of such Indebtedness that is recourse to such Person shall be included in the calculation of Consolidated Indebtedness.
          “Consolidated L/C Exposure” means, as of any date of determination,
          (a) for the MLP, for the Issuer or for a Restricted Subsidiary, on a consolidated basis, without duplication, (i) the undrawn amount of all letters of credit issued for the account of such Person and its Restricted Subsidiaries (or for which such Person or any of its Restricted Subsidiaries is otherwise liable to reimburse drawings thereunder), and (ii) all payment obligations of such Person and its Restricted Subsidiaries arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such payment obligations do not constitute Indebtedness by reason of the five (5) Business Day “grace” period set forth in paragraph (b)(ii) of the definition of Indebtedness, and
Schedule B

4

          (b) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, (i) the undrawn amount of all letters of credit issued for the account of such Person and its Subsidiaries (or for which such Person or any of its Subsidiaries is otherwise liable to reimburse drawings thereunder), and (ii) all payment obligations of such Person and its Subsidiaries arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such payment obligations do not constitute Indebtedness by reason of the five (5) Business Day “grace” period set forth in paragraph (b)(ii) of the definition of Indebtedness.
          “Consolidated Net Income” means, for any period, (x) for the MLP, for the Issuer or for a Restricted Subsidiary, on a consolidated basis, without duplication, all net income of such Person and its Restricted Subsidiaries, and (y) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, all net income of such Person and its Subsidiaries on a consolidated basis.
          “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the MLP, the Issuer and the Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the MLP, the Issuer and the Restricted Subsidiaries, prepared in accordance with GAAP.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Agreement” means the Credit Agreement, dated as of November 21, 2007, by and among the Issuer and WIC, as Borrowers, the MLP, as the Parent Guarantor, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto, as amended, modified, refinanced or replaced in whole or in part.
          “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the MLP’s non-credit-enhanced, senior unsecured long-term debt; provided that, in the event the ratings are different (i) if three ratings are available, either (a) the majority rating will govern, if two ratings are the same, or (b) the middle rating will govern, if all three ratings differ, (ii) if only two ratings are available, the higher rating will govern, unless there is more than one level between the ratings and then the level one below the higher rating will apply, and (iii) if only one rating is available, such available rating will govern.
          “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
Schedule B

5

          “Default Rate” means that rate of interest that is 2% per annum above the rate stated in clause (a) of the first paragraph of the respective Notes.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Equity Interests or other assets by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “Electronic Delivery” is defined in Section 7.1.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the MLP, the Issuer or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “EPC” means El Paso Corporation, a Delaware corporation.
          “Equity Contribution Obligations” has the meaning set forth in paragraph (a)(iii) of the definition of “Non-Recourse”.
          “Equity Interests” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the equity securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued from time to time thereunder.
          “ERISA Affiliate” means any Person who is a member of the MLP’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.
Schedule B

6

          “Event of Default” is defined in Section 11.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Existing Indebtedness” is defined in Section 10.3(a)(iv).
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such date shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions.
          “FERC” means the Federal Energy Regulatory Commission and any successor federal regulatory agency.
          “Financing Vehicle” is defined in the definition of “Hybrid Securities”.
          “Fitch” means Fitch Ratings, Inc. and any successor thereto.
          “Floating Interest Payment Date” means the last day of each March, June, September and December in each year.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
          “General Partner” means El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company, or any successor thereto as sole general partner of the MLP.
          “Governmental Authority” means
                    (a) the government of the United States of America or any State or other political subdivision thereof, or
                    (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
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          “GP LLC” means a limited liability company or a corporation that is a Restricted Subsidiary of the MLP, is validly existing and in good standing under the laws of its organization, and holds a general partnership interest in a partnership.
          “Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.
          “Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.
          “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to Section 13.1.
          “Hybrid Securities” means any trust preferred securities or deferrable interest subordinated debt issued by the MLP or a Financing Vehicle with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions at the option of the issuer thereof, provided that neither the Issuer nor any Restricted Subsidiary shall Guaranty payment of any portion thereof. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly Owned Subsidiaries) at all times by the MLP, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the MLP and (B) payments made from time to time on such subordinated debt.
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          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) (i) the amount available to be drawn under letters of credit issued for the account of such Person (or for which such Person is otherwise liable to reimburse drawings thereunder), if such letters of credit support Indebtedness of another Person, (ii) to the extent not paid on or prior to the fifth Business Day after the due date therefor, all payment obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) capital leases and Synthetic Lease Obligations;
     (f) Receivables Financing Indebtedness;
     (g) the greater of the voluntary or involuntary liquidation value of, plus any accrued and unpaid dividends on, any preferred Equity Interests of such Person redeemable at the option of the holder thereof; and
     (h) all Guaranties of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person other than a GP LLC shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          “Information Document” is defined in Section 5.3.
          “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 in aggregate principal amount of the Notes at the time outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
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          “Interest Charges” means, with respect to any Person for any period, all interest expense of such Person and its Subsidiaries deducted in determining Consolidated Net Income for such period.
          “Interest Charges Coverage Ratio” means with respect to any Person as of any date of determination, the ratio of (a) Consolidated EBITDA of such Person for the period of four (4) fiscal quarters ending on such date of determination (or, if such date of determination is not a Quarter-End Date, for the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b)) to (b) Interest Charges of such Person for such four (4) quarter period.
          “Interest Period” means, with respect to the Notes, each period commencing on the date of the Closing or thereafter commencing on a Floating Interest Payment Date and continuing up to, but not including, the next Floating Interest Payment Date.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, or (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the net amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “Investment Grade Rating” means a Debt Rating of BBB- or higher by S&P or Fitch or Baa3 or higher from Moody’s, or their respective equivalents for the time being.
          “Investment Grade Rating Date” means the date that the MLP receives a Debt Rating from each of S&P, Fitch and Moody’s and either (a) all such Debt Ratings are Investment Grade Ratings, or (b) one such Debt Rating is an Investment Grade Rating and the other two Debt Ratings are not less than BB+ in the case of S&P and Fitch and Ba1 in the case of Moody’s.
          “Issuer Notice” is defined in Section 8.3(b).
          “Issuer” means El Paso Pipeline Partners Operating Company, L.L.C.
          “Joint Venture Entity” means any Person (other than a Subsidiary) in which the MLP or the Issuer (including ownership through any of their Subsidiaries) owns Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and
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permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Leverage Ratio” means with respect to any Person as of any date of determination, the ratio of (a) Consolidated Indebtedness of such Person as of such date to (b) Consolidated EBITDA of such Person for the period of four (4) fiscal quarters ending on such date of determination (or, if such date of determination is not a Quarter-End Date, for the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b)). The amount of Recourse Equity Contribution Obligations shall be added to Consolidated Indebtedness, and prior to the Investment Grade Rating Date, Consolidated L/C Exposure shall be added to Consolidated Indebtedness.
          “LIBOR” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if not so published, by another commercially available source providing quotations of BBA LIBOR as designated by the Required Holders from time to time) at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a three (3) month term.
          “LIBOR Breakage Amount” means any loss, cost or expense (other than loss of margin) reasonably incurred by any holder of a Note as a result of any payment or prepayment of any Note on a day other than a regularly scheduled Floating Interest Payment Date for such Note or at the scheduled maturity (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Each holder shall determine the LIBOR Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Issuer setting forth such determination in reasonable detail not less than two (2) Business Days prior to the date of such prepayment. Each such determination shall be conclusive absent manifest error.
          “Lien” means any mortgage, lien, security interest or other charge or encumbrance, any financing lease having substantially the same economic effect as any of the foregoing, any assignment of the right to receive income, or any other type of preferential arrangement.
          “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the MLP, the Issuer and its Restricted Subsidiaries taken as a whole.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the MLP, the Issuer and the Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the any Purchaser under this Agreement or its Notes, or of the ability of the MLP, the Issuer, and the Subsidiary Guarantors, if any, taken as a whole to perform their obligations under this Agreement, the Parent Guaranty, the Subsidiary
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Guaranties, and the Notes; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the MLP or the Issuer of this Agreement, the Notes, any Subsidiary Guaranty or the Parent Guaranty.
          “Material Project” means any capital construction or expansion project of the MLP, the Issuer or the Restricted Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the acquisition of any such project by the MLP, the Issuer or the Restricted Subsidiaries, as the case may be, exceeds $20,000,000.00.
          “Material Project EBITDA Adjustments” means, with respect to each Material Project:
          (a) for any period of four (4) consecutive fiscal quarters ending on or prior to the last day of the fiscal quarter in which the Commercial Operation Date of such Material Project occurs, a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the MLP or the Issuer as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such proposed amount to be calculated by the MLP or the Issuer in good faith and in a commercially reasonable manner based on multi-year customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the MLP or the Issuer) which may, at the MLP’s or the Issuer’s option, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date as reflected in the Responsible Officer’s Certificate delivered pursuant to clause (c)(i) of this definition then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, 75%; and (v) longer than 365 days, 100%; and
          (b) for each period of four (4) consecutive fiscal quarters ending on the last day of the first, second and third fiscal quarters following the fiscal quarter during which the Commercial Operation Date occurs, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the balance of the four (4) fiscal quarter period following the fiscal quarter during which the Commercial Operation Date occurs, may, at the Issuer’s option, be added to Consolidated EBITDA for such period (net of any actual Consolidated EBITDA attributable to the Material Project).
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          (c) Notwithstanding the foregoing:
          (i) except for Material Project EBITDA Adjustments that are reflected in the certificate delivered pursuant to Section 4.14, no such additions shall be allowed with respect to any Material Project unless the Issuer shall have delivered to the holders of the Notes a certificate of a Responsible Officer of the Issuer certifying as to the scheduled Commercial Operation Date of such Material Project and the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the holders of the Notes may reasonably request,
          (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for Acquisitions or Dispositions pursuant to the definition of Consolidated EBITDA), and
          (iii) no Material Project EBITDA Adjustments may be made in any period without the consent of the Required Holders if, after giving effect to such adjustments, the Leverage Ratio of the MLP or the Issuer would exceed 4.50 to 1.00.
          “MLP” means El Paso Pipeline Partners, L.P., a Delaware limited partnership.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the MLP or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which the MLP or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the MLP or an ERISA Affiliate and at least one Person other than the MLP and its ERISA Affiliates, or (b) was so maintained and in respect of which the MLP or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Negative Rating Event” is defined in Section 8.3(a).
          “Net Cash Proceeds” means with respect to the incurrence or issuance after the date of this Agreement by the Issuer or the MLP to any Person of any Indebtedness (other than revolving Indebtedness committed to the Issuer or the MLP), the excess of:
     (a) the gross cash proceeds received by the Issuer or the MLP from such incurrence or issuance, over
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     (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Issuer in connection therewith.
          “Notes” is defined in Section 1.
          “Non-Recourse” means, with respect to any Unrestricted Subsidiary and the Indebtedness and other obligations of such Unrestricted Subsidiary:
     (a) None of the MLP, the Issuer or any Restricted Subsidiary guarantees or is otherwise liable in respect of, grants a Lien on any of its assets to secure, or provides credit support of any kind, for the Indebtedness or other obligations of such Unrestricted Subsidiary other than:
     (i) a pledge of the Equity Interests in, or Indebtedness or other obligations of, such Unrestricted Subsidiary or one or more other Unrestricted Subsidiaries, to secure Project Financing of such Unrestricted Subsidiary or of its Unrestricted Subsidiaries or to secure Equity Contribution Obligations,
     (ii) liability for reimbursement obligations (and incidental obligations such as payment of interest on unreimbursed drawings and letter of credit fees) in respect of letters of credit issued for the benefit of Unrestricted Subsidiaries, provided that no such letter of credit shall be issued to support Indebtedness of an Unrestricted Subsidiary (for the avoidance of doubt, no such letter of credit may be issued to support obligations to fund a debt service reserve account),
     (iii) equity contribution obligations in connection with a Project Financing to the extent the equity contributed is permitted under Section 10.2 at the time of the entry into the equity contribution agreement and at the time of the making of each equity contribution (such equity contribution obligations are herein called “Equity Contribution Obligations”), provided that none of the MLP, the Issuer nor any Restricted Subsidiary shall enter into any agreement containing Recourse Equity Contribution Obligations unless at the time of entering into such agreement and after giving effect thereto (x) the MLP shall be in pro forma compliance with Section 10.12 and Section 10.13 determined as of the most recent Quarter-End Date for which financial statement have been delivered pursuant to Section 7.1(a) or Section 7.1(b) and (y) the MLP, the Issuer and the Restricted Subsidiary entering into such agreement would be permitted to incur Indebtedness at such time in an amount equal to such Recourse Equity Contribution Obligation,
     (iv) guarantees of the Unrestricted Subsidiary’s performance of the acquisition, improvement, installation, design, engineering, construction, development and operation of all or any portion of the project that is financed by a Project Financing, provided that the aggregate liability (including contingent liability) of the MLP, the Issuer and the Restricted Subsidiaries under all such guarantees shall not exceed $50,000,000 in the aggregate at any time; and provided further that no such guaranty shall be a Guaranty of Indebtedness (for the avoidance of doubt, a guarantee of obligations in respect of a debt service reserve shall be deemed a Guaranty
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of Indebtedness for purposes of the definition of Non-Recourse); and further for the avoidance of doubt, this paragraph (iv) shall not be deemed to prohibit the MLP, the Issuer or a Restricted Subsidiary from providing development, operations and maintenance services to an Unrestricted Subsidiary on an arms-length basis in the ordinary course of business in compliance with Section 10.8, and
     (b) In the case of an Unrestricted Subsidiary, no default on the Indebtedness or other obligations of such Unrestricted Subsidiary (including any rights that the holders of the Indebtedness or other obligations may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of the MLP, the Issuer or any of the Restricted Subsidiaries to declare a default on such Indebtedness of the MLP, the Issuer or any of the Restricted Subsidiaries or cause the payment of such Indebtedness of the MLP, the Issuer or any of the Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.
          “Non-U.S./Canadian Person” means any Person that is organized under the laws of a jurisdiction other than the United States, Canada or any state, province or other political subdivision thereof.
          “Officer’s Certificate” means a certificate of a Responsible Officer or of any other officer of the General Partner whose responsibilities extend to the subject matter of such certificate.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Parent Guaranty” is defined in Section 1.3(b).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Person” means any natural person, Business Entity, or Governmental Authority.
          “Plan” means a Single Employer Plan or a Multiple Employer Plan.
          “Project Financing” means any Indebtedness incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion or operation of all or any portion of any project.
          “Proposed Prepayment Date” is defined in Section 8.3(b).
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          “Purchaser” is defined in the first paragraph of this Agreement.
          “Quarter-End Date” means the last day of each fiscal quarter.
          “Rated Securities” means (a) the Notes, if at any time and for so long as they shall have a rating from a Rating Agency, and (b) any other unsecured Indebtedness of the MLP or the Issuer (which does not have the benefit of a guaranty from any Person other than the MLP or the Issuer and any such Person that at such time also guarantees the obligations of the Issuer under this Agreement and the Notes) which (i) has a remaining maturity of at least the lesser of five (5) years or the remaining period of maturity of the Notes then outstanding and (ii) is rated by a Rating Agency.
          “Rating Agency” means S&P, Fitch or Moody’s or any of their respective rating agency subsidiaries and their successors.
          “Rating Downgrade” shall be deemed to have occurred in respect of a Change of Control if, within 120 days from and including the date on which such Change of Control occurs, the rating assigned to the Rated Securities by any Rating Agency (whether provided at the invitation of the MLP or the Issuer or of such Rating Agency’s own volition) which is current immediately before the time the Change of Control occurs (i) if Investment Grade, is either lowered by such Rating Agency such that it is no longer Investment Grade or withdrawn and not replaced by an Investment Grade Rating of another Rating Agency or (ii) if below Investment Grade, is not raised to Investment Grade by such Rating Agency or withdrawn and not replaced by and Investment Grade Rating of another Rating Agency.
          “Receivables Financing Indebtedness” means (i) the unrecovered investment of the purchasers (or the transferees) of the receivables and other assets transferred pursuant to an Alternate Program, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of a Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and do not have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred.
          “Recourse Equity Contribution Obligations” means Equity Contribution Obligations other than those that are non-recourse to the MLP, the Issuer and the Restricted Subsidiaries. For purposes of this definition Equity Contribution Obligations shall be considered non-recourse if there is no recourse against the MLP, the Issuer or any Restricted Subsidiary of any kind for payment or performance, provided that such obligations may be secured by a Lien on Equity Interests in, or Indebtedness or other obligations of, an Unrestricted Subsidiary as described in paragraph (a)(i) of the definition of “Non-Recourse”. The amount of Recourse Equity Contribution Obligations of the MLP, the Issuer or a Restricted Subsidiary means the aggregate amount of equity contributions that the MLP, the Issuer or such Restricted Subsidiary is obligated to make but has not yet made, whether or not such obligation is contingent upon the occurrence of future events or conditions.
          “Refinancing Indebtedness” is defined in Section 10.3(a)(iv).
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          “Regulated” means subject to regulation by FERC.
          “Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates).
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or controller of the MLP, the General Partner, the Issuer, or any Subsidiary Guarantor.
          “Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.
          “Restricted Subsidiaries” means all of the MLP’s Subsidiaries, other than the Issuer and any Unrestricted Subsidiaries.
          “SEC” means the Securities and Exchange Commission.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Securities Act” means the Securities Act of 1933, as amended from time to time.
          “Senior Indebtedness” means any Indebtedness of the Issuer other than any Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes.
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the MLP or an ERISA Affiliate and no Person other than the MLP and its ERISA Affiliates or (b) was so maintained and in respect of which the MLP or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “SNG” means Southern Natural Gas Company, a Delaware general partnership.
          “Subsidiary” of a Person means a Business Entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Business Entity. Unless otherwise specified, all references herein to a “Subsidiary” or to
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“Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the MLP (which shall include, for the avoidance of doubt, the Issuer).
          “Subsidiary Guarantor” means any Subsidiary of the MLP that executes and delivers, or becomes a party to, the Subsidiary Guaranty.
          “Subsidiary Guaranty” is defined in Section 1.3(a).
          “Supplement” means any Supplement to this Agreement executed by the parties hereto.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under PBGC Reg. § 4043), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the MLP or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA or the incurrence of liability by the MLP or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of the MLP or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section
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307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.
          “Unregulated GP LLC” means a GP LLC that holds a general partnership interest in a partnership that is not Regulated.
          “Unregulated Restricted Subsidiary” means a Restricted Subsidiary that is not Regulated.
          “Unrestricted Subsidiary” means any Subsidiary of the MLP that is designated by the MLP or the Issuer as an Unrestricted Subsidiary, but only if the following conditions have been satisfied:
     (a) all Indebtedness and other obligations of such Subsidiary are Non-Recourse to the Issuer, the MLP and its Restricted Subsidiaries;
     (b) except as permitted pursuant to Section 10.8, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer, the MLP or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer, the MLP or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the MLP;
     (c) such Subsidiary is a Person with respect to which none of the Issuer, the MLP or any of the Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests, except Non-Recourse equity contribution obligations in connection with a Project Financing to the extent the equity contribution is permitted under Section 10.2 at the time of entry into the equity contribution agreement and at the time of the making of each equity contribution, or (ii) to maintain or preserve such Person’s financial condition, or, except to the extent such obligations are Non-Recourse to the Issuer, the MLP and its Restricted Subsidiaries, to cause such Person to achieve any specified levels of operating results;
     (d) such Subsidiary has not guaranteed or otherwise directly or indirectly provided any credit support for any Indebtedness of the Issuer, the MLP or any Restricted Subsidiary;
     (e) the Investments in such Person were permitted under Section 10.2 as of the time of the designation; and
     (f) none of the following may be designated as an Unrestricted Subsidiary: (i) the Issuer, WIC, or any GP LLC, and (ii) any Subsidiary owning directly or indirectly any Investment in the Issuer, WIC, CIG, SNG, or any GP LLC.
     Any designation of a Subsidiary of the MLP as an Unrestricted Subsidiary will be evidenced to the holders of the Notes by a certificate of an officer of the MLP certifying that such designation complied with the preceding conditions and was permitted by Section 10.14(e). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of
Schedule B

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this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the MLP as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 10.3, the MLP, and, if applicable, such Restricted Subsidiary, will be in default of such covenant.
     The MLP or the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary pursuant to Section 10.14(f), provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the MLP of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted pursuant to Section 10.3; and (ii) no Default would be in existence following such designation.
          “USA Patriot Act” means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.
          “WIC” means Wyoming Interstate Company, Ltd., a Colorado limited partnership.
          “Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of such Person, all of the Equity Interests of which are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable.
          “Withdrawal Liability” has the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.
Schedule B

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EXHIBIT D
Form of Cancellation Agreement
CANCELLATION
The Cash Management Agreement entered into on the 1st day of November 2007, by and between El Paso Corporation, a Delaware corporation and Southern Natural Gas Company, a Delaware general partnership, is hereby cancelled on the _____ day of November, 2010.

Southern Natural Gas Company	El Paso Corporation

John J. Hopper	John J. Hopper
Vice President and Treasurer	Vice President and Treasurer

EXHIBIT E
Form of Intercompany Demand Note
INTERCOMPANY DEMAND NOTE
(“this Note”)

Lender:	[____________]	Note Number: [__________]
Borrower:	[____________]	Effective as of: [__________]
     On demand, for value received, the Borrower has promised to pay to the order of the Lender at such place as the Lender may designate, the aggregate unpaid principal amount outstanding hereunder (as reflected in the records of the Lender), which principal amount equals U.S. $[__________] and represents all monetary obligations as of the date hereof with interest payable monthly at the London Interbank Offered Rate (“LIBOR”) plus the Applicable Eurodollar Loan Margin as stated in the Pricing Schedule of El Paso Corporation’s Third Amended and Restated Credit Agreement dated November 16, 2007 as amended or replaced from time to time.
     Interest initially shall be calculated from the date hereof and shall be recalculated on the first business day of each succeeding month and shall be computed on a 365 or 366-day year basis, as the case may be, and the actual number of days elapsed.
     If the principal of, and interest on, this Note are not paid when due, interest shall be added to principal and all past due amounts shall bear interest at a rate of two percent (2%) per annum above the interest rate established pursuant to the preceding paragraph (to the extent legally permitted), without presentment, demand, protest or other notice of any kind until paid. Repayment of principal, in whole or part, may be made at any time without notice or penalty.

BORROWER
By
[Name]
[Title] [Entity]

Approved:

LENDER
By
[Name]
[Title] [Entity]